                        As filed with the Securities and
                      Exchange Commission on May 13, 1998.
                            Registration No. 33-38066


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                         Post Effective Amendment No. 9
                                       to


                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             SBM CERTIFICATE COMPANY
               (Exact name of registrant as specified in charter)

                                    Minnesota
         (State or other jurisdiction of incorporation or organization)

                                      6725
            (Primary Standard Industrial Classification Code Number)

                                   41-1671595
                      (I.R.S. Employer Identification No.)

                          c/o ARM Financial Group, Inc.
                              515 W. Market Street
                           Louisville, Kentucky 40202
                                  (502)582-7900

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                           CT Corporation System Inc.
                             405 Second Avenue South
                          Minneapolis, Minnesota 55401
                                  (612)333-4315
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon after the effective date of this Registration Statement as is practicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


The registrant has registered an indefinite amount of securities under the Securities Act of 1933 pursuant to Rule 24f-2 under the Investment Company Act of 1940. The Rule 24f-2 Notice for the issuer's most recent fiscal year will be filed in March 1998.

SBM Certificate Company

Cross Reference Sheet

S-1 Item and Location in Prospectus

Item 1      Prospectus Cover

Item 2      Inside Front Cover

Item 3      Sections entitled The Company, Risk Factors

Item 4      Section entitled Use of Proceeds

Item 5      Not Applicable

Item 6      Not Applicable

Item 7      Not Applicable

Item 8      Sections entitled Underwriting Agreement and Underwriter's
            Compensation

Item 9      Section entitled Description of the Certificates

Item 10     Section entitled Experts

Item 11(a)  Section entitled About the Company, History and Business

Item 11(b)  Section entitled About the Company, Description of Property

Item 11(c)  Section entitled About the Company, Legal Proceedings

Item 11(d)  Not Applicable

Item 11(e)  See Index to Financial Statements

Item 11(f)  Section entitled Selected Financial Data

Item 11(g)  Not Applicable

Item 11(h) Section entitled Management's Discussion and Analysis of Results of Operations and Financial Condition

Item 11(i)  Not Applicable

Item 11(j)  Section entitled Executive Officers and Directors of the Company

Item 11(k)  Not Applicable

Item 11(l)  Section entitled About the Company

Item 11(m)  Section entitled Relationship with ARM and Affiliates

Item 12     Section entitled Executive Officers and Directors of the Company

                             SBM CERTIFICATE COMPANY
                             SERIES 503 CERTIFICATES
                                   PROSPECTUS


                                   MAY 1, 1998


The security offered by this Prospectus is a fully paid fixed-rate face-amount certificate, as defined by the Investment Company Act of 1940 (the "1940 Act"), designated as an investment certificate Series 503 ("Series 503 Certificate", or "Certificate"). The issuer of this face-amount certificate is SBM Certificate Company (the "Company"). A fully paid fixed-rate face-amount certificate is a security pursuant to which the issuer promises to pay the amount invested ("face-amount"), plus accrued but unpaid interest, on a fixed future date ("maturity date"), in return for the investor making a single lump sum payment to the issuer.

The Company's Series 503 Certificates initially mature three years from the date of issue. The Certificates provide for automatic extensions of the maturity date for ten additional three-year periods unless you notify the Company to the contrary.

The Company agrees to pay interest until maturity or redemption on the face-amount invested at a minimum interest rate of 2.50% per annum. Such interest may be compounded annually on the anniversary date of the Certificate's issuance (the "Certificate Anniversary Date") and paid at maturity or redemption. Alternatively, interest may be paid, at your option, yearly on the Certificate Anniversary Date, or quarterly on a quarterly payment date based upon the date of the Certificate's issuance (the "Certificate Issuance Date"). The Company may determine, in advance, to pay interest at a rate in excess of the minimum interest rate.

As of the date of this Prospectus, the Company has determined to pay interest for each of the three Certificate years prior to the initial maturity date at the following combined rates, instead of the lesser rate provided in the
Certificate:


                                                     If Interest is
                If Interest is    If Interest is     Compounded
                Paid Quarterly    Paid Annually      Annually
Year 1          x.xx%             x.xx%              x.xx%
Year 2          x.xx%             x.xx%              x.xx%
Year 3          x.xx%             x.xx%              x.xx%


These rates are payable for the initial three-year period only. Although the Company intends to declare in advance additional interest rates which result in combined interest rates above the 2.50% minimum rate for Certificate years beyond the initial maturity date, there is no obligation to do so. See "Description of the Certificates - Additional Interest Rates". Sales compensation, not to exceed $30.00 per $1,000, per three-year maturity period, will be paid to the underwriter of the Series 503 Certificates from the general funds of the Company and will not be deducted from the amount invested.

No interest will be paid on Certificates surrendered for redemption less than three months after the issue date. In addition, if a Certificate is redeemed during any three-year maturity term, the interest paid or accrued will be reduced in accordance with rates declared by the Company. If you have elected to have interest paid quarterly or annually, the reduced interest rate may cause the amount paid upon surrender to be less than the amount invested. A Certificate surrendered during any three-year maturity term will receive interest for the number of full months the Certificate was in force from the Certificate Issuance Date (subject to the three-month limitation and interest rate reduction referred to above) or the latest date at which interest was paid.

See "Description of the Certificates" for a complete description of the terms of your Certificate.

PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INVESTORS ARE ADVISED TO RETAIN THE PROSPECTUS FOR FUTURE REFERENCE. THESE SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK AND ARE NOT INSURED OR GUARANTEED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION BANK INSURANCE FUND, THE FEDERAL RESERVE BOARD, OR ANY GOVERNMENTAL AGENCY. AN INVESTMENT IN THESE SECURITIES INVOLVES INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

TABLE OF CONTENTS
                                                                       Page
Available Information...................................................2
The Company.............................................................3
Risk Factors............................................................3
Underwriting Agreement..................................................3
Underwriter's Compensation..............................................4
Description of the Certificates.........................................4
            Investment Amounts..........................................4
            Minimum Interest Rate.......................................4
            Additional Interest Rates...................................4
            Maturity....................................................5
            Redemption..................................................5
            Deferred Payment............................................5
            Method of Distribution......................................5
            Federal Income Tax Treatment................................6
            Transfer of Ownership.......................................6
            Reserves and Deposits with Custodian........................6
            Certain Financial Information...............................6


            Use of Proceeds.............................................6


            Investment Policies.........................................7
About the Company.......................................................7
Executive Officers and Directors of the Company.........................9
Relationship with ARM and Affiliates...................................11
Experts................................................................11
Selected Financial Data................................................12
Management's Discussion and Analysis of Results of
Operations and Financial Condition.....................................13
Index to Financial Statements..........................................17

AVAILABLE INFORMATION

The Company is subject to certain of the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"). Reports and other information on the Company are required to be filed with the Securities and Exchange Commission ("SEC") and, when filed, are available for inspection and copying at the public reference section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and also at the public reference facilities at the SEC's regional offices located at Room 1400, 75 Park Place, New York, New York 10007, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the SEC, Public Reference Section, Washington, D.C. 20549. In addition, the SEC maintains a web site that contains reports, proxies, and other information regarding registrants that file electronically, such as SBM Certificate Company. The address of the SEC web site is http//www.sec.gov.

This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto (the "Registration Statement") covering the securities offered by this Prospectus. The Company has filed such Registration Statement with the SEC. Certain portions of such Registration Statement have been omitted pursuant to the rules and regulations of the SEC. Reference is made to such materials for further information with respect to the Company and the Certificates offered by this Prospectus.

The Company is not required by applicable laws to furnish you with an annual report. The Company will furnish an annual report, containing financial statements that have been audited and reported upon by independent certified public accountants, if you request a copy.

THE COMPANY

SBM Certificate Company is a Minnesota corporation and a wholly owned subsidiary of ARM Financial Group, Inc. ("ARM"), a financial services holding company based in Louisville, Kentucky providing retail and institutional products and services to the long-term savings and retirement market. The executive offices of the Company are located at 515 W. Market Street, Louisville, Kentucky 40202. The telephone number is (502)582-7900.

RISK FACTORS

Prospective purchasers of the Certificates should examine and carefully consider this entire Prospectus, including the following items, for important information concerning an investment in the Certificates. The Company is not a bank, broker-dealer or insurance company. The Certificates are not bank products, equity investments, annuities or life insurance, and are not guaranteed or insured by any governmental agency or fund or private third party.

Absence of a Rating

The Company has not applied for or received a rating for its Series 503 Certificates from any nationally recognized rating organization.

Relationship with ARM

While the Company is an independent operating entity, it is also a wholly owned subsidiary of ARM. The Company relies upon ARM and its affiliates with respect to the provision of services which impact the management, operations, investments, and capital of the Company. For this reason, factors affecting ARM also may affect the Company, including ARM's operating results, consolidated business and capital plans, and its relationship with various regulators. See "Relationship with ARM and Affiliates".

Effects of Changes in Interest Rates

The market value of the Company's investment portfolio, which consists primarily of publicly traded, investment grade debt securities, is affected by economic and market conditions and fluctuations in interest rates. Although the Company seeks to control this interest rate risk, during periods of sharp changes in interest rates the Company may experience unrealized losses in the value of assets held in its investment portfolio. In such an environment, if the Company were required to sell assets to meet liquidity needs, the Company could recognize losses on the sale of such assets. Such losses would reduce the overall capital resources available to the Company to provide a source of funds for Company operations, including the making of payments on Certificates.

Early Redemptions of Certificates

If a Certificate is surrendered for redemption within three months of its issue date, no interest will be paid. In addition, if a Certificate is redeemed during any three-year maturity term, interest on the Certificate will be paid at a reduced rate. If you have elected to have interest paid quarterly or annually, the reduced interest rate may cause the amount paid upon surrender to be less than the amount invested.

Additional Interest Rates

The initial rates are payable for the initial three-year period only. Although the Company intends to declare in advance additional interest rates which result in combined interest rates above the 2.50% minimum rate for Certificate years beyond the initial maturity date, there is no obligation to do so.

UNDERWRITING AGREEMENT

Pursuant to an Underwriting Agreement dated June 14, 1995, between the Company and ARM Securities Corporation ("ARM Securities"), formerly SBM Financial Services, Inc., (a wholly owned subsidiary of ARM registered as a broker-dealer under the 1934 Act), ARM Securities has the exclusive right to solicit applications for and to distribute the Certificates. Pursuant to such agreement, ARM Securities agrees to continuously solicit such applications, as long as Certificates are available for sale. The Company reserves the right to reject any application. ARM Securities has no obligation to purchase or sell any designated dollar amount or quantity of Certificates but is only required to use its best efforts on the Company's behalf.

The Company's Board of Directors, including a majority of directors who are not interested persons of ARM Securities or ARM, approve the Underwriting Agreement annually. The Underwriting Agreement is terminable by either party with sixty days' notice.

UNDERWRITER'S COMPENSATION


In accordance with the Underwriting Agreement, the Company pays ARM Securities compensation which does not exceed $30.00 per $1,000 invested per three-year maturity period. Such compensation is paid from the general funds of the Company. ARM Securities pays compensation to its representatives and pays other selling expenses in connection with the sale of Certificates. The Company has paid ARM Securities $314,805, $263,089, and $443,579 in 1997, 1996, and 1995,
respectively, as compensation and other issuance, underwriting, and sales expenses.


DESCRIPTION OF THE CERTIFICATES

Investment Amounts

The Series 503 Certificate may be purchased by submitting an application and a single payment of at least (1) $1,000 if you choose to have interest paid or compounded annually, or (2) $5,000 if you choose to have interest paid quarterly. The amount of your payment is the face-amount of the Certificate.

Minimum Interest Rate

The Series 503 Certificate bears a minimum rate of interest of 2.50% per annum. Interest accrues monthly and compounds annually if not paid. Interest may be compounded annually on the Certificate Anniversary Date and paid at maturity or redemption. Alternatively, interest may be paid at your option, annually on the Certificate Anniversary Date, or quarterly based upon the Certificate Anniversary Date. The election to have interest accrued or paid may not be changed after the Certificate has been issued.

Additional Interest Rates

The Certificate may earn interest at a rate in excess of the minimum rate of 2.50% per annum. From time to time, the Company may declare additional interest rates. The sum of the additional interest rate and the minimum rate of 2.50% make up the combined interest rate.

For new purchases of Series 503 Certificates, the Company has declared that interest shall be payable at the combined rate set forth on the cover page of this Prospectus (or any applicable supplement thereto) for each of the three years of the initial term of the Certificate.

Notwithstanding the foregoing, as market conditions warrant, the Company may from time to time change the additional interest rates to be accrued for the Series 503 Certificates. The combined interest rates applicable to a particular Certificate will be the rates in effect on the date the investor's application is accepted at the Company's administrative office. The combined interest rates may be greater or lesser than the combined interest rates shown on the cover page of this Prospectus. However, no such change in rates will affect the combined interest rates of any Certificate purchased prior to the effective date of the change.

The combined interest rate in effect at the initial maturity date and each subsequent maturity date is the basis for the interest paid on a Certificate for any subsequent renewal periods. There is no obligation on the part of the Company to declare and pay additional interest in years following the initial maturity date. Therefore, the combined interest rates on a Certificate for years beyond the initial three-year term of the Certificate may be greater or lesser than the rate in effect for that Certificate for the first three years. It is the Company's current policy to pay interest on renewed Certificates at a rate based on the combined rate in effect at the initial or any subsequent maturity date (as applicable) plus .10%. This policy is subject to change at any time without prior notice with respect to any renewal periods applicable to any Certificates currently outstanding or to be issued in the future.

The prevailing investment rates available on interest-bearing instruments is a primary consideration in deciding upon the declaration of additional interest rates. Nonetheless, irrespective of such rates, the Company has complete discretion as to what additional interest rates, if any, shall be declared.

Maturity

Your Series 503 Certificate matures three years from the Certificate Issuance Date. At maturity, you will be entitled to receive the original invested amount if you elected to receive interest payments annually or quarterly. If you elected to have interest compounded, you will be entitled to receive at maturity the original invested amount plus accrued interest.

At the end of the original three-year period, the maturity date automatically extends for an additional three-year period unless you notify the Company to the contrary. The Company will provide you with written notice not less than fifteen days prior to the original maturity date, and any additional maturity date, that the maturity date of the Certificate will be automatically extended for an additional three-year period unless you elect by written notice to the Company not to extend such maturity date. The total number of additional three-year periods for which your Series 503 Certificate may be extended, beyond the original term, is ten periods, or a total of thirty additional years beyond the original maturity date. During any such additional maturity period or periods for which the Certificate has been extended, the Certificate shall continue to accrue interest, interest shall be paid out or compounded, or the Certificate may be surrendered for redemption, all in accordance with the terms provided in the Certificate issued for the initial three-year term of the Certificate.

Redemption

You may surrender your Certificate to the Company, properly endorsed, at any time prior to maturity and be entitled to receive in cash the face amount of your Certificate and all interest, if any, then due and unpaid except as set forth below. You may also withdraw at any time a portion of the original amount invested (including any accrued but unpaid interest on the withdrawn amount). The minimum amount you may withdraw is $1,000 and the remaining balance must not be less than $1,000 if you elected to have interest compounded to maturity or paid annually, nor less than $5,000 if you elected to have interest paid quarterly. You may make such a redemption with a written request to the Company accompanied by the Certificate, properly endorsed. If your Certificate has been lost, the Company will require you to obtain a Lost Instrument Bond at your expense. The written redemption request should be signed by you exactly as the Certificate is registered. For redemptions of $20,000 or more, your signature or signatures must be guaranteed by a national securities exchange, a member firm of a principal stock exchange, a registered securities association, a clearing agency, a bank or trust company, a savings association, a credit union, a broker or dealer, a municipal securities broker or dealer, a government securities broker or dealer, or a representative of ARM Securities. Further documentation may be required from corporations, executors (executrixes), partnerships, administrators (administratrices), trustees or custodians. For your protection, Certificates should be sent by registered mail.

No interest will be paid on Certificates surrendered for redemption less than three months after the Certificate Issuance Date. In addition, if a Certificate is redeemed during any three-year maturity term, the interest paid or accrued will be reduced in accordance with rates declared by the Company. If you have elected to have interest paid quarterly or annually, the reduced interest rate may cause the amount paid upon surrender to be less than the amount invested. A Certificate surrendered during any three-year maturity term will be entitled to receive interest for the number of full months the Certificate was in force from the Certificate Issuance Date (subject to the three-month limitation and interest rate reduction referred to above) or the latest date at which interest was paid, as applicable.

Deferred Payment

The Company reserves the right, prior to maturity, to defer any payment for up to thirty days. During such period, interest will accrue on the deferred amount at not less than the minimum interest rate of 2.50%.

Method of Distribution

The Certificates are distributed by registered representatives of ARM Securities and also by registered representatives of other broker-dealers that have selling agreements with ARM Securities. Pursuant to the Underwriting Agreement between the Company and ARM Securities, the Company pays sales compensation to ARM Securities for distribution of the Certificates. ARM Securities in turn pays compensation to its representatives and pays other distribution expenses. See "Underwriting Agreement".

Federal Income Tax Treatment

Under Internal Revenue Service rules and regulations, investors holding Series 503 Certificates realize current income for tax purposes. Under these guidelines, interest accrued on a face-amount certificate, including additional interest, must be reported by the Certificate holder as taxable ordinary income each year on a current basis. These regulations require a Series 503 Certificate holder who has elected to have interest compounded annually to recognize interest income for income tax purposes in the years in which it is accrued despite payment of the interest to the Certificate holder in later years under the terms of the Certificate. The Company will send you annually a report showing the income to be reported with respect to your Certificate under these regulations.

Pursuant to federal law, each investor must provide the Company with a correct taxpayer identification number. Generally, this number is the investor's Social Security or employer identification number. Failure to provide such number may make it necessary for the Company to withhold a portion of any accrued interest.

Transfer of Ownership

There is no public market for resale of the Certificates, nor is it anticipated that one will develop in the future. Your Certificate may be assigned on the records of the Company if you send the Certificate to the Company, properly endorsed, along with proper transfer information concerning the person or entity to whom the Certificate will be transferred. You should sign the written transfer request exactly as the Certificate is registered. For transfers of $20,000 or more, your signature or signatures must be guaranteed by a national securities exchange, a member firm of a principal stock exchange, a registered securities association, a clearing agency, a bank or trust company, a savings association, a credit union, a broker or dealer, a municipal securities broker or dealer, a government securities broker or dealer, or a representative of ARM Securities. Further documentation may be required from corporations, executors (executrixes), partnerships, administrators (administratrices), trustees or custodians. For your protection, Certificates should be sent by registered mail.

Reserves and Deposits with Custodian

The Company accrues liabilities ("reserves") for its Certificate obligations in accordance with the 1940 Act. In general, reserves are established monthly in an amount equal to the face-amount of each Certificate plus the amount of accrued but unpaid interest on each Certificate as of that date.

The 1940 Act requires the Company to have capital stock in an amount not less than $250,000 and to keep on deposit, with a qualified custodian, certain kinds of investments having a value not less than $250,000 plus the amount of its outstanding certificate reserves. For information on the value of the Company's investments on deposit and the Company's reserves on all outstanding certificates, see Notes 1, 3, 4, and 8 of Notes to Financial Statements.


Most of the Company's investments are on deposit pursuant to the terms of a custody agreement with First Trust National Association, a national banking association, located in Minneapolis, Minnesota. The Company also maintains separate deposits as required by certain states. The custody agreement requires the Company to maintain investments on deposit with a value (calculated in accordance with the provisions of the 1940 Act) in excess of the Company's reserves for outstanding certificate obligations. The Company may not withdraw from the custodian's possession any specific investments unless the Company deposits in their place investment(s) with an equivalent or higher value, or the remaining investments on deposit have a value in excess of the Company's required certificate reserves. If the Company fails to make any payment required by the terms of any certificate, the custodian is required, upon the request of a Certificate holder pursuant to custody agreement, to pay such obligation from the investments the custodian holds.


Certain Financial Information

For information regarding the amounts of revenue, results of operations and assets attributable to the Company's face-amount certificate business and significant events relating to the Company's business, see "Selected Financial Data", and "Management's Discussion and Analysis of Results of Operations and Financial Condition".

Use of Proceeds


The Certificates are issued and guaranteed by the Company, a wholly owned subsidiary of ARM. The Company backs the Certificates by investing the money received and keeping the invested assets on deposit. The Company's investments are varied and of generally high quality. The composition and quality of the Company's investments is subject to change from time to time at the Company's sole discretion. At December 31, 1997, such composition was:


      Cash and cash equivalents                                   21.9 %


      Fixed maturities:

      U.S. Treasury securities and
         obligations of U.S. government agencies                  19.0
                        Corporate securities                       8.6
                        Asset-backed securities                    1.7
                        Collateralized mortgage obligations       44.1
                        Other mortgage-backed securities           1.5
                        Other fixed maturities                     1.4
            Other investments                                      1.8
                                                                 ------
            Total Cash and Investments                           100.0%
                                                                 ======

The Company's fixed maturity portfolio is 99% investment grade as of December 31, 1997. Investment grade securities are those classified as 1 or 2 by the National Association of Insurance Commissioners, or where such classifications are not available, having a rating on the scale used by Standard & Poor's Corporation of BBB- or above.


Investment Policies


Investment decisions relating to the Company's investment portfolio are made by the Company's investment adviser (see "About The Company-Business" below). The Board of Directors of the Company regularly reviews investment decisions. The Company's investment adviser, in accordance with the investment policies of the Company, uses its best judgment in deciding the amount and type of investments to be purchased and sold subject to certain limitations on investments prescribed by the 1940 Act. Section 28 of the 1940 Act requires the Company to deposit only "qualified investments". Qualified investments are defined as those investments which life insurance companies are permitted to invest in or hold under the provisions of the Insurance Code of the District of Columbia.


The following policies currently govern the Company's investment decisions, but may be changed by the Board of Directors without shareholder or Certificate holder approval. The Company will not purchase any securities on margin or participate on a joint or joint and several basis in any trading account in securities. It will not effect the short sale of any security. The Company has the authority to borrow money and may borrow in the future if management feels it is necessary or desirable in conducting its business in the most advantageous manner. It may do this either for temporary or extended purposes and may pledge some of its assets as security. The Company does not generally deal in real estate, but reserves freedom of action to do so if such arrangement would provide a desirable investment or a source of mortgage loans. The Company does not intend to engage in the purchase and sale of commodities or commodity contracts. Also, the Company does not at present intend to act as underwriter of securities issued by other persons. It may make real estate loans of various types and may make other kinds of loans should such form of investment appear to be desirable in the future. It is not restricted by its Articles of Incorporation or By-Laws as to the concentration of its investments in any particular industry or group of industries. Subject to the basic restriction of investment in qualified investments, the Company reserves freedom of action with regard to portfolio turnover.

In past years, the Company made mortgage loans, principally consisting of commercial real estate mortgage loans. The current policy of the Company is not to make any new mortgage loans.

ABOUT THE COMPANY

History

The Company was incorporated in Minnesota on June 18, 1990, to assume the face-amount certificate business of SBM Company ("SBM"). The Company became a wholly owned subsidiary of ARM pursuant to ARM's purchase of substantially all of the assets of SBM (the "Acquisition") in June 1995. SBM had issued various series of face-amount certificates of the fully paid and installment type since 1914. The Company was registered as an investment company under the 1940 Act and assumed the obligations of SBM's outstanding face-amount certificates in January 1991. SBM owned the Company directly until December 31, 1993, at which time SBM transferred all of the shares of the Company to its subsidiary State Bond and Mortgage Life Insurance Company ("SBM Life"). Following the Acquisition, all of the shares of the Company were transferred from SBM Life to ARM.

Business


The Company's sole business is issuing fixed-rate face-amount certificates registered under the 1940 Act. A face-amount certificate is an obligation of the Company requiring the Company to pay a certain amount, plus a specified return, to an investor at a given maturity date, or lesser amounts if the Certificate is redeemed prior to maturity. The Company is currently offering one series of single-payment investment certificates. The Company's face-amount certificate operations include issuance of single-payment certificates and the servicing of outstanding single-payment and installment certificates, the investment of related funds, and other related service activities. The Company's face-amount certificates are sold primarily in the Midwest.

The Company's face-amount certificates are distributed exclusively by ARM Securities, a wholly owned subsidiary of ARM, pursuant to an Underwriting Agreement. See "Underwriting Agreement". ARM Securities is registered with the SEC as a broker-dealer under the provisions of the 1934 Act. In addition, ARM provides investment management services to the Company pursuant to an Investment Services Agreement. Historically, such services were provided in part through ARM's wholly owned subsidiary ARM Capital Advisors, Inc. ("ARM Capital Advisors"). On November 7, 1997, ARM transferred substantially all of the assets and operations of ARM Capital Advisors to a newly formed subsidiary, ARM Capital Advisors, LLC ("New ARMCA"), and sold an 80% interest in New ARMCA to ARM Capital Advisors Holdings, LLC, an entity controlled by Emad A. Zikry, the President of ARM Capital Advisors prior to the sale. Under the terms of the sale, New ARMCA will provide ARM's subsidiaries (including the Company) with investment management services on the same basis as in the past. The terms of the sale further provide that after December 31, 1997, ARM can continue to engage New ARMCA as its investment adviser at agreed upon rates, but may also consider retaining other investment management firms.


The Company's gross margin is derived primarily from the margin between earnings on investments and amounts paid or credited on its fixed rate Certificate deposits ("investment spread"). The Company's net income is determined by deducting investment and other expenses and federal income taxes. The investment spread is affected principally by general economic conditions, government monetary policy, the policies of regulatory authorities that influence market interest rates, and the Company's ability to respond to changes in such rates. Changes in market interest rates may have a negative impact on the Company's earnings. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Risk Factors".

The Company has no foreign sales.

Competition


The Company's face-amount certificate business competes in general with various types of individual savings products which offer a fixed rate of return on investors' money, especially insurance and bank and thrift products. Some of these other products are insured by governmental agencies or funds or private third parties (e.g., banks and thrifts typically have federal deposit insurance covering monies deposited with them). The Certificates offered by this Prospectus are not guaranteed or insured by any governmental agency or fund or independent third party. The Company's ability to offer competitive interest rates, attractive terms, and efficient service are the Company's primary basis for meeting competition. The Company's main competitor in the issuance of face amount certificates is IDS Certificate Company.


Employees

The Company currently has no employees. Investment, administrative, and distribution services are provided pursuant to an Investment Services Agreement, an Administrative Services Agreement, and an Underwriting Agreement, all of which are dated as of June 14, 1995. See "Underwriting Agreement" and "Relationship with ARM and Affiliates".

Capital Structure


The Company has 1,000,000 shares of authorized common stock, $1.00 par value, of which 250,000 shares are currently issued and outstanding. ARM owns all of the Company's issued and outstanding shares. All such shares had been pledged pursuant to a credit agreement among ARM and certain lenders to secure a bank loan made to ARM. A release and amended agreement dated December 15, 1997 was made to the credit agreement pursuant to which the pledged shares were released as collateral.


Regulation

Like many financial service companies which offer investment opportunities to the public, the Company is subject to regulation and supervision by federal and state regulators. The 1940 Act and rules issued by the SEC thereunder specify certain terms for face-amount certificates, the method for calculating reserve liabilities on outstanding certificates, the minimum amounts and types of investments to be deposited with a qualified custodian to support such reserve liabilities (see "Description of the Certificates - Reserves/Deposits with Custodian" and Note 8 of Notes to Financial Statements), and a variety of other restrictions on the operation and governance of a face-amount certificate company. Pursuant to statutory authority, the Minnesota Department of Commerce and the Illinois Secretary of State exercise supervisory powers over the Company's face-amount certificate business similar to those under the 1940 Act. In addition, the Minnesota Department of Commerce conducts examinations of the Company on a periodic basis. The offer and sale of Series 503 Certificates also are subject to federal and state securities laws.

The Company is not a bank, broker-dealer or insurance company. The Certificates are not bank products, equity investments, annuities or life insurance, and are not guaranteed or insured by any governmental agency or fund or private third party.

Description of Property

The Company's and ARM's corporate executive offices (the "Corporate Offices") are located at 515 W. Market Street, Louisville, Kentucky. The main telephone number for the Corporate Offices is (502) 582-7900. The Corporate Offices are the primary location for ARM's and the Company's investment accounting, corporate accounting, legal and marketing activities and various support personnel. These offices contain approximately 31,010 square feet of office space held pursuant to a lease between ARM and the lessor which expires on September 1, 2006, and which is subject to two five (5) year renewal options.


The Company's administrative offices are located in New Ulm, Minnesota, at 100 North Minnesota Street. The building is owned by the Company. The building has a total office space of approximately 49,000 square feet. A significant portion of the building (approximately 15,000 square feet) is leased exclusively to State Bank & Trust Company of New Ulm, a former subsidiary of SBM. Parts of the building are leased to other persons.


Legal Proceedings

The Company is not a party to, nor is any of the Company's property the subject of, any material pending legal proceedings, other than ordinary litigation routine to the Company's business.

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

Executive Officers and Directors

The Company's directors and executive officers are as follows:


Steven B. Bing, age 51 - Director of the Company since January 1996. Mr Bing is currently employed by R. Gene Smith, Inc., a private investment and venture firm. In that capacity he reviews business opportunities and manages certain operating companies funded by the Smith group. Previously, he served approximately eight years as an officer (including President) of ICH Corporation, a public holding company that owned and operated life and health insurance companies.

John R. McGeeney, age 41 - Director and Chairman of the Board of the Company since January 1996; President of the Company since June 1995. Mr. McGeeney is the Executive Vice President--Retail Business Division of ARM and holds various offices with other subsidiaries of ARM. Prior to joining ARM in October 1993, from February 1988 to October 1993, he served successively as Attorney, Counsel and Assistant General Counsel for the Accumulation and Investment Group of Providian Corporation. From 1986 to 1988, he was an associate with the law firm of Middleton & Reutlinger.

Theodore S. Rosky, age 61 - Director of the Company since January 1996. Mr. Rosky retired as Executive Vice President & Chief Financial Officer of Providian Corporation in April 1992, and he has served on several corporate boards of directors including insurance company and mutual fund boards.

Walter L. Sales, age 49 - Director of the Company beginning in 1998. Since 1984 Mr. Sales has been a partner in the Louisville law firm of Ogden, Newell & Welch where he is chairman of the firm's litigation department and currently serves on its executive committee. From 1974 to 1984 he was a partner with the law firm of Segal, Isenberg, Sales & Stewart.

Dennis L. Carr, age 48 - Executive Vice President--Chief Product Development Officer and Actuary. Mr. Carr is an Executive Vice President and Chief Actuary of ARM and holds various offices with other subsidiaries of ARM. Prior to joining ARM, from July 1988 to September 1993, he was Director of Product Development for the Accumulation and Investment Group of Providian Corporation. From July 1983 to July 1988, Mr. Carr was a consulting actuary for Tillinghast, being named a principal of that firm in 1987.

David E. Ferguson, age 50 - Executive Vice President--Chief Administrative Officer. Mr. Ferguson is an Executive Vice President and Chief Technology Officer of ARM and holds various offices with other subsidiaries of ARM. Mr. Ferguson has been associated with ARM and its predecessors since March 1992. Prior to joining ARM, from 1990 to March 1992, he was the President and Chief

Executive Officer of the James Graham Brown Foundation, Inc., a private philanthropy in Louisville, Kentucky. From 1984 to 1990, Mr. Ferguson was a partner at Ernst & Young LLP and National Director of their Insurance Industry Consulting group.


Edward L. Zeman, age 42 - Executive Vice President--Chief Financial Officer. Mr. Zeman is an Executive Vice President and the Chief Financial Officer of ARM and holds various offices with other subsidiaries of ARM. Prior to joining ARM in September 1995, he was Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of SBM. From 1977 through 1990, Mr. Zeman served as a Senior Manager for Deloitte & Touche LLP. Mr. Zeman currently also serves on the Board of Directors of Dotronix, Inc.



Patricia L. Winter, age 39 - Executive Vice President--Investment Assurance and Institutional Products. Ms. Winter was named Executive Vice President - Investment Assurance and Institutional Products in February 1998. She had served in other various positions within the Company since April 1992, the last of which was Senior Vice President - Mergers/Acquisitions and Investment Assurance. Prior to that time, Ms. Winter had been a Director-Accumulation Product Development of the ICH Capital Management Group, ICH Corporation from August 1990 to March 1992.



Peter S. Resnik, age 37 - Treasurer. Mr. Resnik is the Treasurer of ARM and also holds this office for other ARM subsidiaries. Mr. Resnik has been associated with ARM and its predecessors since July 1992. Prior to joining ARM, from 1986 through July 1992, he served as Assistant Vice President of Commonwealth Insurance, a subsidiary of Providian Corporation in various management positions, the last of which was Director of Planning and Budgets in the Agency Group Division.



Barry G. Ward, age 36 - Controller. Mr. Ward is the Controller of ARM and also holds this office for other ARM subsidiaries. Prior to joining ARM, from January 1989 to October 1993, he served in various positions within Ernst & Young LLP's Insurance Industry Accounting and Auditing Practice, the last of which was Manager.



Kevin L. Howard, age 33 - Secretary. Mr. Howard is a Legal Officer and Assistant Counsel of ARM and holds various offices with other subsidiaries of ARM. Prior to joining ARM in 1994, from April 1992 to January 1994, he was Assistant General Counsel for Providian Corporation, practicing primarily in the areas of securities and real estate law. From 1989 to 1992, he was an associate with the law firm of Greenebaum Doll & McDonald.



Michael A. Cochran, age 38 - Tax Officer. Mr. Cochran is the Tax Officer of ARM and also holds this office for other ARM subsidiaries. Mr. Cochran has been Tax Officer of ARM since November 1997. Prior to joining ARM, he was a tax principal with Ernst & Young LLP from July 1984 to October 1997.


Limitation of Liability and Indemnification

Pursuant to the Company's Articles of Incorporation, the liability of the Company's directors to the Company and its stockholders is eliminated to the fullest extent permitted by Minnesota law, as it exists or may be amended from time to time, except as prohibited by the 1940 Act. Under Minnesota law, a director's personal liability to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director may be eliminated if provided by the Articles of Incorporation, except liability resulting from a breach of the duty of loyalty to the corporation or its stockholders, liability for an act or omission not in good faith, involving intentional misconduct or a knowing violation of law, liability for illegal distributions or liability for any transaction undertaken for improper personal benefit. The 1940 Act prohibits a company from indemnifying or by any other means limiting a director's liability resulting from willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties. In accordance with Minnesota law, the By-Laws of the Company provide, as modified by certain limitations specified by the SEC under the 1940 Act, for the indemnification of an officer or director of the Company against judgments, penalties, fines, settlements, and expenses incurred as a result of being made a party to a proceeding by reason of his or her official capacity with the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

RELATIONSHIP WITH ARM AND AFFILIATES


Pursuant to an Investment Services Agreement and an Administrative Services Agreement entered into in June 1995 between the Company and ARM, the Company reimburses ARM for investment management services (provided in part through New ARMCA) as well as administrative services. ARM's charges are based upon .20% of invested assets annually for investment management services and .25% of total certificate reserves annually for administrative services, but may be reduced by agreement of the parties.

Pursuant to a Tax Allocation Agreement for taxable periods beginning January 1, 1995, the Company has agreed to reimburse ARM for any tax benefits arising from the inclusion of the Company's separate company taxable income in ARM's consolidated income tax returns (e.g., the potential tax benefit which may arise if consolidated net operating losses were used to offset a portion of the Company's income tax liability).

The Underwriting Agreement between the Company and ARM Securities, a wholly owned subsidiary of ARM and a registered broker-dealer, is described under the section entitled "Underwriting Agreement".

Prior to the Acquisition, in accordance with an underwriting agreement then in effect between the Company and SBM, the Company paid ARM Securities a sales commission not to exceed $30.00 per $1,000 invested per three-year Certificate maturity period.


For the year ended December 31, 1997, the Company paid ARM $116,544 for investment management services and $129,924 for administrative services.




EXPERTS

Ernst & Young LLP is the Company's independent auditors. Ernst & Young LLP, on an annual basis, will audit certain financial statements prepared by management and express an opinion on such financial statements based on their audits.


The financial statements and schedules of the Company included herein at December 31, 1997 and 1996, and for the years then ended, have been audited by Ernst & Young LLP as set forth in their reports appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

Selected Financial Data


The following table sets forth selected financial data of the Company for the years ended December 31, 1993 through 1997 that were derived from audited financial statements of the Company. The report of the Company's independent auditors, Ernst & Young LLP, with respect to the years ended December 31, 1997, 1996 and 1995 appears elsewhere in this Prospectus. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements and the related notes thereto included elsewhere in this Prospectus.




                                                          Year Ended December 31
-----------------------------------------------------------------------------------------
(in thousands, except per share data)         1997     1996      1995*     1994      1993
------------------------------------------------------------------------------------------
Statement of Operations Data
Total investment income                  $   3,933 $   4,290  $  4,889 $   5,326 $   5,439
Interest credited on certificate reserves   (2,795)   (2,822)   (2,929)   (3,575)   (4,090)
                                         -------------------------------------------------
Net investment spread                        1,138     1,468     1,960     1,751     1,349

Total investment and other expenses           (755)     (815)     (958)   (1,225)   (1,289)
Federal income tax (expense) benefit          (124)     (238)     (406)     (163)       43
                                         -------------------------------------------------
Net investment income (loss)                   259       415       596       363       103
Net realized investment gains (losses)        (164)      317       181        20        (2)
                                         -------------------------------------------------
Net income                                      95       732       777       383       101
Earnings per share **                         0.38      2.93      3.11      1.53      0.40
Balance Sheet Data (End of Period)
Total assets                             $  60,270 $  55,726  $ 60,580 $  60,609 $  71,021
Face-amount certificate reserves            45,127    50,186    52,460    60,355    67,029
Shareholder's equity                         4,982     5,064     4,986       187     3,881


* The Company was acquired by ARM effective as of May 31, 1995. The results of operations for 1995 represent the historical results of the Company for the period from January 1, 1995 to May 31, 1995 combined with the results of operations of the Company subsequent to the acquisition from June 1, 1995 to December 31, 1995. The operating results subsequent to the acquisition include the effect of new accounting values assigned to invested assets and intangibles and differences in management and investment advisory fees charged by ARM and SBM.

**    Earnings per share based on 250,000 shares issued and outstanding.

Management's Discussion and Analysis of Financial Condition and Results of Operation


General


   The Company was acquired by ARM in connection with ARM's acquisition of substantially all of the assets and business operations of SBM effective May 31, 1995. The results of operations for the year ended December 31, 1995 represent the historical results of the Company for the period from January 1, 1995 to May 31, 1995 combined with the results of operations of the Company subsequent to the Acquisition from June 1, 1995 to December 31, 1995. Historical results of operations are not completely comparable with results of operations subsequent to the Acquisition primarily due to differing asset/liability management strategies and expense allocation methodologies of ARM and SBM management. Therefore, results of operations for 1996 are not completely comparable with 1995.


Results of Operations


1997 Compared with 1996

      Net investment income (net income excluding net realized investment gains and losses) was $258,205 and $414,670 for 1997 and 1996, respectively. The decrease in net investment income was primarily attributable to a decrease in net investment spread, partially offset by lower investment and other expenses and lower federal income tax expense.

      Net investment spread, which is the difference between investment income and interest credited on certificate reserves, decreased to $1.1 million during 1997 from $1.5 million in 1996. These amounts reflect net investment spread of 1.63% and 2.28% during 1997 and 1996, respectively, between the Company's investment yield on average cash and investments and the average rate credited on certificate reserves. The Company's investment income decreased to $3.9 million from $4.3 million for 1997 and 1996, respectively. These amounts represent investment yields of 7.43% and 7.78% on average cash and investments of $51.3 million and $54.5 million for 1997 and 1996, respectively. This decrease in investment yield on cash and investments was primarily attributable to the Company selling its mortgage-backed derivative securities during the last half of 1997 and reinvesting the proceeds when generally lower reinvestment rates were available. As a result of this trading activity, above normal average cash balances were held, further depressing the investment yield.

      Interest credited on certificate reserves was $2.8 million for both 1997 and 1996. These amounts represent average rates of interest credited of 5.80% and 5.50% on average certificate reserves of $46.3 million and $50.4 million for 1997 and 1996, respectively. The majority of the Company's outstanding face-amount certificates are fixed-rate three year contracts. The Company monitors credited interest rates for new and renewal issues against competitive products, mainly bank certificates of deposit. Credited interest rate adjustments (up or down) on new certificates are made as the Company deems necessary. New and renewal contracts issued during 1997 have crediting rates that are generally higher than contracts that matured during 1997, resulting in the overall increase in the average crediting rate.

      Investment and other expenses were $755,256 and $815,094 for 1997 and 1996, respectively. The decrease in investment and other expenses is primarily attributable to (i) a decrease in goodwill amortization, (ii) a decrease in real estate expenses at the Company's Minnesota facility and (iii) a decrease in other expenses which included decreases in annual regulatory examination expense and filing fees. Such decreases were partially offset by an increase in renewal commissions.

      Realized investment losses were $268,002 for 1997 compared to realized investment gains of $485,135 for 1996. Such realized investment gains and losses were interest-rate and credit related and attributable to the asset/liability management strategies of the Company. Fixed maturities and equity securities (i.e., non-redeemable preferred stock) classified as available- for-sale are sold during rising and falling interest rate environments which can result in period-to-period swings in interest-rate related realized investment gains and losses.

      During 1997, net income was $94,688 compared to $731,981 in 1996. The decrease was primarily attributable to a decrease in realized investment gains and net investment income.

      Certificate reserves decreased $5.1 million or 10.1% during 1997, as maturities and surrenders exceeded sales and renewals. The Company believes a significant factor leading to the decrease is that the certificate of deposit marketplace is currently very competitive. For certificates reaching their maturity date during 1997 and 1996, 64% and 73%, respectively, were renewed.

1996 Compared with 1995

      During 1996, net income was $731,981 compared to $776,739 in 1995. Net investment income was $414,670 and $595,354 for 1996 and 1995, respectively. The decrease in net investment income was primarily attributable to a decrease in net investment spread, partially offset by lower investment and other expenses and lower federal income tax expense.

      Net investment spread decreased to $1.5 million during 1996 from $2.0 million in 1995. These amounts reflect net investment spread of 2.28% and 3.05% during 1996 and 1995, respectively, between the Company's investment yield on average cash and investments and the average rate credited on certificate reserves. The Company's investment income decreased to $4.3 million from $4.9 million for 1996 and 1995, respectively. These amounts represent investment yields of 7.78% and 8.29% on average cash and investments of $54.5 million and $54.8 million for 1996 and 1995, respectively. This decrease in investment yield on cash and investments was primarily attributable to a reduction in the average duration of the investment portfolio during 1996 and to the December 1995 sale of the Company's mortgage loan portfolio. The proceeds from the sale of mortgage loans were invested in fixed maturities of a generally higher quality, but with lower yields.

      Interest credited on certificate reserves was $2.8 million and $2.9 million for 1996 and 1995, respectively. These amounts represent average rates of interest credited of 5.50% and 5.24% on average certificate reserves of $50.4 million and $52.9 million for 1996 and 1995, respectively. New and renewal contracts issued and outstanding during 1996 had crediting rates that were generally higher than contracts that matured or surrendered during 1996, resulting in the overall increase in the average crediting rate.

      Investment and other expenses were $815,094 and $957,593 for 1996 and 1995, respectively. The decrease in investment and other expenses was primarily attributable to the decrease in management and investment advisory fees. Currently, management and investment advisory fees charged by ARM are computed as a percentage of the Company's average certificate reserves and qualified assets. Such fees were lower since the June 30, 1995 acquisition of the Company primarily as a result of ARM's lower marginal operating cost attributable to greater economies of scale.

      Realized investment gains were $485,135 and $283,885 for 1996 and 1995, respectively. These realized investment gains were interest-rate related and attributable to the asset/liability management strategies of the Company.


      Certificate reserves decreased $2.3 million or 4.3% during 1996, as maturities and surrenders exceeded sales and renewals. The Company believes a significant factor leading to the decrease was the certificate of deposit marketplace currently being very competitive, as many financial institutions are offering special high rates to induce customers to open new accounts. For face-amount certificates reaching their maturity date during 1996 and 1995, 73% and 72%, respectively, were renewed.

Asset Portfolio Review


      The Company primarily invests in securities with fixed maturities with the objective of providing reasonable returns while limiting liquidity and credit risks. The Company's investments in fixed maturities were 99% and 98% investment grade for the years ended December 31, 1997 and 1996, respectively. Investment grade securities are those classified as 1 or 2 by the National Association of Insurance Commissioners, or where such classifications are not available, securities are classified by a nationally recognized statistical rating organization (i.e., Standard & Poor Corporation's rating of BBB- or above). Additionally, the Company's investment portfolio has minimal exposure to real estate, mortgage loans and common equity securities, which represented 0.8% and 1.0% of qualified assets at December 31, 1997 and 1996, respectively. As of December 31, 1997, the Company held no securities which had defaulted on principal or interest payments.

      Fixed maturities include mortgage-backed and asset-backed securities, corporate securities, U.S. Treasury securities and other government obligations. Mortgage-backed securities ("MBSs"), which include pass-through securities and collateralized mortgage obligations ("CMOs"), totaled $27.3 million at December 31, 1997, representing 54.2% of total qualified assets, net of unsettled securities trades (58.9% at December 31, 1996). The Company's investments in CMOs represented 52.4% and 52.8% of the Company's qualified assets, net of unsettled securities trades as of December 31, 1997 and 1996, respectively. Currently, 76.9% of the CMOs are backed by the U.S. Government or U.S. Government agencies. MBSs, including CMOs, are subject to risks associated with prepayments of the underlying mortgage loans. Prepayments cause these securities to have actual maturities different from those expected at the time of purchase. The degree to which a security is susceptible to either an increase or decrease in yield due to prepayment speed adjustments is influenced by the difference between its amortized cost and par, the relative sensitivity of the underlying mortgages backing the assets to prepayments in a changing interest rate environment and the repayment priority of the securities in the overall securitization structure. Prepayment sensitivity is evaluated and monitored, giving full consideration to the collateral characteristics such as weighted average coupon rate, weighted average maturity and the prepayment history of the specific loan pool. Additionally, the Company routinely projects three year liability and asset cash flows with the goal of maintaining an adequate level of liquidity for maturing face-amount certificates. The Company's asset/liability management strategies not only allow the Company to monitor its short-term liquidity needs, but also aim to provide protection to the investment portfolio from adverse changes in interest rates.

      Based on the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company currently classifies its fixed maturity and equity securities as available- for-sale. Such securities are carried at fair value and changes in fair value, net of related deferred income taxes, are charged or credited directly to shareholder's equity. Fluctuations in interest rates during 1997 resulted in unrealized gains of $54,723 (net of $29,466 in deferred income taxes) at December 31, 1997 compared to unrealized gains of $231,541 (net of $124,676 in deferred income taxes) at December 31, 1996. Volatility in reported shareholder's equity occurs as a result of SFAS No. 115 which requires some assets to be carried at fair value while other assets and all liabilities are carried at historical values.


      The Company manages assets and liabilities in a closely integrated manner to minimize the volatility of margins. As a result, adjusting the shareholder's equity for changes in the fair value of the Company's fixed maturities and equity securities without reflecting offsetting changes in the value of the Company's liabilities or other assets creates volatility in reported shareholder's equity but does not reflect the underlying economics of the Company's business.

Liquidity and Financial Resources

      The Company has never paid cash dividends on its common stock in order to maintain and increase capital resources. The Company will, however, evaluate this on an ongoing basis.


      As of December 31, 1997, the Company had $14.6 million of qualified assets in excess of the minimum amount required by the 1940 Act and the rules and regulations promulgated thereunder by the SEC, as computed in accordance with
Section 28(b) of the 1940 Act. In addition, the MDC has certain regulatory authority over the Company. The MDC has historically recommended to the Company that face-amount certificate companies should maintain a ratio of shareholder's equity to total assets of a minimum of 5% based upon a valuation of available-for-sale securities reflected at amortized cost for purposes of this calculation. Under this formula, the Company's capital ratio was 8.2% at December 31, 1997.


      The primary liquidity requirement of the Company relates to its payment of certificate maturities and surrenders. The principal sources of cash to meet such liquidity requirements are investment income and proceeds from maturities and redemptions of investments.


      At December 31, 1997, cash and cash equivalents totaled $13.1 million, an increase of $9.9 million from December 31, 1996. The Company's aim is to manage its cash and cash equivalents position so as to satisfy short-term liquidity needs. In connection with this management of cash and cash equivalents, the Company may invest idle cash in short duration fixed maturities to capture additional yield when short-term liquidity requirements permit.

      Cash flows of $4.0 million, $3.6 million and $4.1 million were generated from operating activities in 1997, 1996 and 1995, respectively. These cash flows resulted principally from investment income, less management and investment advisory fees and commissions paid. Proceeds from sales, redemptions and maturities of investments generated $93.1 million, $39.4 million and $51.8 million in cash flows during 1997, 1996 and 1995, respectively, which were offset by purchases of investments of $79.5 million, $38.5 million and $44.2 million, respectively.

Year 2000

      During 1996, ARM completed an evaluation of all computer systems for Year 2000 compliance. Based on that initial review, it was determined that the administration system which processes face-amount certificate transactions could not accept Year 2000 data. The administration of face-amount certificates is expected to be corrected or moved to a compliant system during 1998. This Year 2000 compliance project, as it relates to the Company, is provided for under the Administrative Services Agreement between ARM and the Company.

SBM Certificate Company


Index to Financial Statements

Report of Independent Auditors.........................................F-2
Balance Sheets as of December 31, 1997 and 1996........................F-3
Statements of Operations for the Years Ended
December 31, 1997, 1996, and 1995....................................  F-5
Statements of Shareholder's Equity for the
Years Ended December 31, 1997, 1996 and 1995...........................F-6
Statements of Cash Flows for the Years Ended
December 31, 1997, 1996 and 1995.....................................  F-7
Notes to Financial Statements..........................................F-8

                         Report of Independent Auditors

Board of Directors
SBM Certificate Company

We have audited the accompanying balance sheets of SBM Certificate Company as of December 31, 1997 and 1996, and the related statements of income, shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SBM Certificate Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                           /s/ Ernst & Young LLP



Louisville, Kentucky
February 9, 1998

                             SBM Certificate Company
                                 Balance Sheets



======================================================================================================
                                                                                         December 31,
                                                                                      1997         1996
------------------------------------------------------------------------------------------------------
Assets
Qualified assets:
   Cash and investments:
      Investments in securities of unaffiliated issuers:
        Fixed maturities available-for-sale, at fair value (amortized cost:
           1997-$45,602,442; 1996-$49,863,826)                                 $45,614,870  $50,169,361
        Equity securities, at fair value (cost: 1997-$340,473; 1996-$493,912)      412,234      544,594
      Certificate loans                                                            186,292      273,368
      Other invested assets                                                        471,992      523,083
      Cash and cash equivalents                                                 13,054,864    3,247,192
                                                                               ------------------------
   Total cash and investments                                                   59,740,252   54,757,598

   Receivables:
      Dividends and interest                                                       328,516      533,958
      Receivable for investment securities sold                                         --      122,570
                                                                               ------------------------
   Total receivables                                                               328,516      656,528
                                                                               ------------------------
Total qualified assets                                                          60,068,768   55,414,126


Deferred acquisition cost                                                          157,994      132,163
Goodwill                                                                                --      113,095
Other assets                                                                        42,948       66,163
                                                                               ------------------------

Total assets                                                                   $60,269,710  $55,725,547
                                                                               ========================

                             SBM Certificate Company
                           Balance Sheets (Continued)


=====================================================================================
                                                                       December 31,
                                                                    1997         1996
-------------------------------------------------------------------------------------
Liabilities and shareholder's equity
Liabilities:
   Certificate reserves                                      $45,127,084  $50,186,386
   Payable for investment securities purchased                 9,731,948           --
   Deferred federal income taxes                                  98,320      445,419
   Accounts payable and other liabilities                        330,686       29,940
                                                             ------------------------
Total liabilities                                             55,288,038   50,661,745

Shareholder's equity:
   Common stock, $1 par value; 1,000,000 shares authorized;
      250,000 shares issued and outstanding                      250,000      250,000
   Additional paid-in capital                                  3,050,000    3,050,000
   Net unrealized gains on available-for-sale securities          54,723      231,541
   Retained earnings                                           1,626,949    1,532,261
                                                             ------------------------
Total shareholder's equity                                     4,981,672    5,063,802
                                                             ------------------------

Total liabilities and shareholder's equity                   $60,269,710  $55,725,547
                                                             ========================
See accompanying notes


                             SBM Certificate Company
                            Statements of Operations

====================================================================================================
                                                                         Year Ended December 31,
                                                             ---------------------------------------
                                                                    1997          1996          1995
----------------------------------------------------------------------------------------------------
Investment income:
   Interest income from securities                           $ 3,729,295   $ 4,089,948   $ 4,276,460
   Interest income from mortgage loans                                --            --       366,321
   Other investment income                                       203,810       200,127       246,597
                                                             ---------------------------------------
Total investment income                                        3,933,105     4,290,075     4,889,378

Investment and other expenses:
   Management and investment advisory fees                       246,468       246,468       358,486
   Deferred acquisition cost amortization and renewal
      commissions                                                288,974       245,126       289,875
   Real estate expenses                                          166,670       205,029       137,777
   Amortization of goodwill                                       23,833        79,824        92,248
   Other expenses                                                 29,311        38,647        79,207
                                                             ---------------------------------------
Total investment and other expenses                              755,256       815,094       957,593

Interest credited on certificate reserves                      2,795,360     2,821,912     2,929,357
                                                             ---------------------------------------
Net investment income before federal
    income taxes                                                 382,489       653,069     1,002,428
Federal income tax expense                                      (124,284)     (238,399)     (407,074)
                                                             ---------------------------------------
Net investment income                                            258,205       414,670       595,354

Realized investment gains (losses)                              (268,002)      485,135       283,885
Federal income tax benefit (expense) on realized investment
   gains and losses                                              104,485      (167,824)     (102,500)
                                                             ---------------------------------------
Net realized investment gains (losses)                          (163,517)      317,311       181,385
                                                             ---------------------------------------
Net income                                                   $    94,688   $   731,981   $   776,739
                                                             =======================================

See accompanying notes

                             SBM Certificate Company
                       Statements of Shareholder's Equity

==================================================================================================================
                                                                      Net Unrealized
                                                                      Gains (Losses)
                                                          Additional    on Available-                  Total
                                                Common      Paid-In      For-Sale         Retained   Shareholder's
                                                 Stock      Capital     Securities        Earnings     Equity
------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1995                         $250,000   $ 3,740,006 $(4,242,659)     $ 439,576 $  186,923

   Net income                                                                              776,739    776,739
   Capital contribution from SBM Life                        1,500,000                              1,500,000
   Purchase accounting adjustment
      (Note 2)                                              (2,190,006)   1,066,442      (416,035) (1,539,599)
   Change in net unrealized losses on
      available-for-sale securities                                       4,062,095                 4,062,095
                                                 -------------------------------------------------------------
Balance, December 31, 1995                        250,000    3,050,000      885,878        800,280  4,986,158

   Net income                                                                              731,981    731,981
   Change in net unrealized gains
      (losses) on available-for-sale
      securities                                                           (654,337)                 (654,337)
                                                 -------------------------------------------------------------
Balance, December 31, 1996                        250,000    3,050,000      231,541      1,532,261  5,063,802

   Net income                                                                               94,688     94,688
   Change in net unrealized gains on
      available-for-sale securities                                       (176,818)                  (176,818)
                                                 -------------------------------------------------------------
Balance, December 31, 1997                       $250,000 $ 3,050,000   $   54,723     $ 1,626,949 $4,981,672
                                                 ============================================================


See accompanying notes

                             SBM Certificate Company
                            Statements of Cash Flows



================================================================================================================
                                                                                   Year Ended December 31,
                                                                       -----------------------------------------
                                                                              1997           1996           1995
----------------------------------------------------------------------------------------------------------------
Cash flows provided by (used in) operating activities:
Net income                                                             $     94,688   $    731,981   $    776,739
Adjustments to reconcile net income to cash flows provided
   by operating activities:
      Provision for certificate reserves                                  2,795,360      2,821,912      2,929,357
      Realized investment (gains) losses                                    268,002       (485,135)      (283,885)
      Deferral of acquisition costs                                        (314,805)      (263,788)      (430,852)
      Amortization of deferred acquisition costs and
         renewal commissions                                                288,974        245,126        289,875
      Other amortization and depreciation                                   465,553        530,429        228,861
      Deferred tax expense (benefit)                                       (162,627)       178,606        295,464
      (Increase) decrease in dividends and interest receivable              205,442       (136,060)        34,571
      Changes in other assets and liabilities                               323,093        (40,816)       250,559
                                                                       ------------------------------------------
Cash flows provided by operating activities                               3,963,680      3,582,255      4,090,689

Cash flows provided by (used in) investing activities:
Fixed maturity investments:
   Purchases                                                            (79,455,679)   (38,523,432)   (44,224,876)
   Maturities and redemptions                                            10,812,744      5,642,891      2,678,900
   Sales                                                                 82,250,553     33,578,496     44,977,473
Sales, maturities and redemptions--mortgage loans                             3,091        155,643      4,192,459
Additions to other invested assets                                               --             --        (81,200)
Repayment of certificate loans, net                                          87,076          6,095         59,416
                                                                       ------------------------------------------
Cash flows provided by investing activities                              13,697,785        859,693      7,602,172

Cash flows provided by (used in) financing activities:
Amounts paid to face-amount certificate holders                          (8,179,248)    (6,063,787)   (13,322,027)
Amounts received from face-amount certificate holders                       325,456        968,537      2,498,761
Capital contribution                                                             --             --      1,500,000
                                                                       ------------------------------------------
Cash flows used in financing activities                                  (7,853,792)    (5,095,250)    (9,323,266)
                                                                       ------------------------------------------

Net change in cash and cash equivalents                                   9,807,673       (653,302)     2,369,595
Cash and cash equivalents at beginning of year                            3,247,192      3,900,494      1,530,899
                                                                       ------------------------------------------

Cash and cash equivalents at end of year                               $ 13,054,865   $  3,247,192   $  3,900,494
                                                                       ==========================================

See accompanying notes

                             SBM Certificate Company

                          Notes to Financial Statements



1.    Organization and Significant Accounting Policies

Organization
      SBM Certificate Company (the "Company") was incorporated in 1990 for the purpose of acquiring the face-amount certificate business of SBM Company ("SBM"). Effective December 31, 1993, SBM transferred all of the Company's shares of common stock to its wholly owned subsidiary, State Bond and Mortgage Life Insurance Company ("SBM Life"), and the Company became a wholly owned subsidiary of SBM Life.

      On June 14, 1995, ARM Financial Group, Inc. ("ARM"), completed the acquisition of substantially all of the assets and business operations of SBM, including all of the issued and outstanding common stock of SBM's subsidiaries, SBM Life and SBM Financial Services, Inc (the "Acquisition"). On November 29, 1996, SBM Financial Services, Inc. changed its name to ARM Securities Corporation ("ARM Securities"). By virtue of the Acquisition, ARM acquired control of the Company, a wholly owned subsidiary of SBM Life. Concurrent with the Acquisition, ARM acquired all outstanding shares of the authorized common stock of the Company from SBM Life for a purchase price of $3.3 million.


Nature of Operations
      The Company is an issuer of face-amount certificates and is registered under the Investment Company Act of 1940 (the "1940 Act"). A face-amount certificate is an obligation of the Company requiring the Company to pay certificate holders the original invested amount of the certificate, plus a three-year fixed-rate return, at a given maturity date. The Company's face-amount certificates are sold primarily in the Midwest. Face-amount certificates, which are similar to bank certificates of deposit, generally compete with various types of individual savings products offered by banks and insurance companies that provide a fixed rate of return on investors' money.

Basis of Presentation
      The financial statements are prepared in accordance with generally accepted accounting principles. The 1995 financial statements reflect purchase accounting adjustments related to the Acquisition (see Note 2).


Investments
      Fixed maturities and equity securities are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of taxes, reported as a separate component of shareholder's equity in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The amortized cost of fixed maturities classified as available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization or accretion is computed using the interest method and is included in investment income. Anticipated prepayments on mortgage-backed securities are considered in determining the effective yield on such securities. If a difference arises between anticipated and actual prepayments, the carrying value of the investment is adjusted with a corresponding charge or credit to investment income. Interest and dividends are included in investment income. Certificate loans are carried at their unpaid principal balances. Cash and cash equivalents consist of highly liquid investments with maturities of three months or less from the time of purchase. Security transactions are accounted for on the date the order to buy or sell is executed. Realized gains and losses on the sale of investments are determined based upon the specific identification method.


      Other invested assets includes real estate, which is recorded at cost, less accumulated depreciation since the Acquisition.


Deferred Acquisition Costs
      Costs of issuing new face-amount certificates, principally commissions, have been deferred. These costs are amortized on a straight-line basis over the initial maturity period of the certificates which is three years.

Face-Amount Certificate Reserves

      Face-amount certificates issued by the Company entitle certificate holders, who have made either single or installment payments, to receive a definite sum of money at maturity. Certificate reserves accrue interest, and cash surrender values are less than accumulated certificate reserves prior to maturity dates. The reserve accumulation rates, cash surrender values, and certificate reserves, among other matters, are governed by the 1940 Act.

Income Taxes
      In accordance with SFAS No. 109, "Accounting for Income Taxes", the Company uses the liability method of accounting for income taxes. The Company's taxable income or loss is included in the consolidated federal income tax return of ARM. The Company provides for income taxes based on a proportionate share of consolidated taxable income. Additionally, tax benefits are recognized for losses to the extent they can be used in the consolidated return. It is the Company's and ARM's policy that any tax benefit recorded by one entity will be reimbursed by the benefitted entity.

Use of Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.    Acquisition of the Company


      The Acquisition was accounted for using the purchase method of accounting. Under purchase accounting, assets and liabilities are adjusted to their estimated fair value and reflect an allocation of the Company's portion of the cost of the Acquisition, commonly referred to as "push-down accounting."


      The purchase accounting adjustment reflected in the accompanying statement of shareholder's equity for the year ended December 31, 1995 was recorded on May 31, 1995, the effective date of the Acquisition. The adjustment restated shareholder's equity on that date to $3.3 million, the purchase price allocated to the Company by ARM. The December 31, 1995, balances for "retained earnings" and "net unrealized gains on available-for-sale securities" reflect net income and the change in the fair value of fixed maturities and equity securities subsequent to the Acquisition.

      The following combined condensed statements of operations and cash flows present results for the five months ended May 31, 1995, prior to the Acquisition, and the seven months ended December 31, 1995, following the Acquisition. The combined amounts agree to the accompanying statements of operations and cash flows for the year ended December 31, 1995. The operating results subsequent to the Acquisition include the effect of new accounting values assigned to invested assets and intangibles and differing asset/liability management strategies and expense allocation methodologies of ARM and SBM management.

                                                                         Seven
                                                                         Months
                                                         Five Months      Ended       Year Ended
                                                           Ended       December 31,   December 31,
                                                        May 31, 1995       1995          1995
                                                        ------------------------------------------
Combined Condensed Statement of Operations:
Total investment income                                 $  2,013,780   $  2,875,598   $  4,889,378
Total investment and other expenses                          511,343        446,250        957,593
Interest credited on certificate reserves                  1,224,738      1,704,619      2,929,357
                                                        ------------------------------------------
Net investment income before federal income taxes            277,699        724,729      1,002,428
Federal income tax expense                                   (94,000)      (313,074)      (407,074)
                                                        ------------------------------------------
Net investment income                                        183,699        411,655        595,354
Realized investment gains (losses)                          (314,000)       597,885        283,885
Federal income tax benefit (expense) on realized
     investment gains and losses                             106,760       (209,260)      (102,500)
                                                        ------------------------------------------
Net income (loss)                                       $    (23,541)  $    800,280   $    776,739
                                                        ==========================================

Combined Condensed Statement of Cash Flows:

Cash flows provided by operating activities             $  1,462,487   $  2,628,202   $  4,090,689

Cash flows provided by (used in) investing activities:
Fixed maturity investments:
   Purchases                                                 (21,615)   (44,203,261)   (44,224,876)
   Maturities and redemptions                                903,084      1,775,816      2,678,900
   Sales                                                   5,090,653     39,886,820     44,977,473
Sales, maturities and redemptions-- mortgage loans           392,947      3,799,512      4,192,459
Additions to other invested assets, net                      (81,200)            --        (81,200)
Repayments of certificate loans, net                          66,731         (7,315)        59,416
                                                          ----------------------------------------
Cash flows provided by investing activities                6,350,600      1,251,572      7,602,172

Cash flows provided by (used in) financing activities:
Amounts paid to face-amount certificate holders           (7,066,042)    (6,255,985)   (13,322,027)
Amounts received from face-amount certificate
   holders                                                 1,926,095        572,666      2,498,761
Capital contribution from SBM Life                         1,500,000             --      1,500,000
                                                        ------------------------------------------
Cash flows used in financing activities                   (3,639,947)    (5,683,319)    (9,323,266)
                                                        ------------------------------------------

Net change in cash and cash equivalents                    4,173,140     (1,803,545)     2,369,595
Cash and cash equivalents at beginning of period           1,530,899      5,704,039      1,530,899
                                                        ------------------------------------------
Cash and cash equivalents at end of period              $  5,704,039   $  3,900,494   $  3,900,494
                                                        ==========================================

3. Investments

      The amortized cost and estimated fair values of available-for-sale securities were as follows:


                                                          Available-for-Sale Securities
                                                --------------------------------------------------
                                                                Gross        Gross
                                                              Unrealized  Unrealized   Estimated
                                                   Cost         Gains       Losses     Fair Value
--------------------------------------------------------------------------------------------------
December 31, 1997:
   Fixed maturities:
      U.S. Treasury securities and
        obligations of U.S. government
        agencies                                $11,343,142    $ 11,763    $  2,985    $11,351,920
      Obligations of state and political
        subdivisions                                387,196      12,225          --        399,421
      Foreign governments                           450,960          --      49,052        401,908
      Corporate securities                        5,102,468      40,992          --      5,143,460
      Asset-backed securities                     1,033,932          --       2,372      1,031,560
      Mortgage-backed securities                 27,284,744     121,331     119,474     27,286,601
                                                --------------------------------------------------
   Total fixed maturities                        45,602,442     186,311     173,883     45,614,870
   Equity securities                                340,473      73,277       1,516        412,234
                                                --------------------------------------------------
        Total available-for-sale securities     $45,942,915    $259,588    $175,399    $46,027,104
                                                ==================================================

December 31, 1996:
   Fixed maturities:
      U.S. Treasury securities and
        obligations of U.S. government
        agencies                                $ 3,467,777    $     --    $ 38,359    $ 3,429,418
      Obligations of state and political
        subdivisions                                456,112       3,498       8,838        450,772
      Foreign governments                           951,123      13,000       5,893        958,230
      Corporate securities                        7,569,178      63,776      15,206      7,617,748
      Asset-backed securities                     5,131,230       3,763      35,468      5,099,525
      Mortgage-backed securities                 32,288,406     498,888     173,626     32,613,668
                                                --------------------------------------------------
   Total fixed maturities                        49,863,826     582,925     277,390     50,169,361
   Equity securities                                493,912      53,270       2,588        544,594
                                                --------------------------------------------------
        Total available-for-sale securities     $50,357,738    $636,195    $279,978    $50,713,955
                                                ==================================================

      The amortized cost and estimated fair value of securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties and because mortgage-backed and asset-backed securities provide for periodic payments throughout their life.


                                                 December 31, 1997
                                              ------------------------
                                                            Estimated
                                                               Fair
                                                  Cost        Value
----------------------------------------------------------------------

Available-for-sale:
   Due in one year or less                    $ 2,541,168  $ 2,549,592
   Due after one year through five years       14,269,221   14,247,246
   Due after five years through ten years         161,745      168,915
   Due after ten years                            225,450      230,506
   Asset-backed securities                      1,033,932    1,031,560
   Mortgage-backed securities                  27,284,744   27,286,601
   Redeemable preferred stock                      86,182      100,450
                                              ------------------------
      Total fixed maturities                  $45,602,442  $45,614,870
                                              ========================

      Gross gains of $765,664, $642,039, $815,733, and $7,399 and gross losses of $1,082,809, $175,226, $148,041, and $321,399 were realized on sales of fixed maturities classified as available-for-sale for the year ended December 31, 1997 and 1996, the seven months ended December 31, 1995 and the five months ended May 31, 1995, respectively.

      Gross gains of $49,143, $23,980 and zero were recognized on equity securities sold during 1997, 1996, and 1995, respectively. Gross losses of zero for both 1997 and 1996, and $5,075 for 1995 were recognized on equity securities sold. Gross losses of $64,732 were realized on the sale of substantially all mortgage loans in December 1995.

4. Certificate Reserves

      Total certificate reserves at December 31 are summarized as follows:


                                                                    Minimum         Additional
                                         1997          1996         Interest         Interest
                                      ----------------------------------------------------------
Fully-paid certificates:
  Single-payment series 503          $41,533,024   $46,302,625       2.50%        1.85% to 4.60%
  Installment                          2,220,962     2,270,515   2.50% to 3.50%   1.50% to 2.75%
  Optional settlement                    521,643       592,513   2.50% to 3.00%   2.00% to 2.75%
  Due to unlocated certificate
     holders                               2,878         2,878        None
                                     -------------------------
                                      44,278,507    49,168,531

Installment certificates:
  Reserves to mature, by series:
     120, 215, and 220                   393,801       424,651       3.25%        1.75% to 2.00%
     315                                 191,975       296,064       3.50%        1.50% to 1.75%
  Advance payments                       262,801       297,140         *                 *
                                     -------------------------
                                         848,577     1,017,855
                                     -------------------------
      Total certificate reserves     $45,127,084   $50,186,386
                                     =========================

* Minimum interest rates on advance payments are generally the same as the rates on scheduled installment payments. Interest credited on advance payments, however, is accruing at 5.00% and will continue at that rate through 1998.


5. Fair Values of Financial Instruments

      The following disclosure of the estimated fair values of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgement was required to develop these estimates. Accordingly, the estimates are not necessarily indicative of the amounts which could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                    December 31, 1997         December 31, 1996
                                                 -------------------------------------------------
                                                  Carrying    Estimated     Carrying     Estimated
                                                    Value     Fair Value      Value     Fair Value
--------------------------------------------------------------------------------------------------
Assets:
  Investments in securities of unaffiliated
    issuers:
      Fixed maturities available-for-sale       $45,614,870  $45,614,870  $50,169,361  $50,169,361
      Equity securities                             412,234      412,234      544,594      544,594
  Certificate loans                                 186,292      186,292      273,368      273,368
  Other invested assets                             471,992      471,992      523,083      523,083
  Cash and cash equivalents                      13,054,864   13,054,864    3,247,192    3,247,192
  Other assets                                       42,948       42,948       66,163       66,163
Liabilities:
  Certificate reserves                           45,127,084   45,340,626   50,186,386   50,767,396
  Accounts payable and other liabilities            330,686      330,686       29,940       29,940


      The following methods and assumptions were used in estimating fair values:

Investments in Securities of Unaffiliated Issuers

      Fair values for investments in securities of unaffiliated issuers are based on quoted market prices, where available. For investments in securities of unaffiliated issuers for which a quoted market price is not available, fair values are estimated using internally calculated estimates or quoted market prices of comparable instruments.

Certificate Loans

      The carrying value of certificate loans approximates their fair value.

Cash and Cash Equivalents

      The carrying amounts of cash and cash equivalents approximate their fair value given the short-term nature of these assets.

Certificate Reserves


      The fair value of certificate reserves is based on a discounted cashflow analysis, using the current interest rate offered on new certificates of 5.25% at December 31, 1997 and 1996.


Other Invested Assets, Other Assets, Accounts Payable and Other Liabilities

      The financial statement carrying amounts of other invested assets, other assets, accounts payable and other liabilities are deemed to be a reasonable approximation of their fair value.

6. Federal Income Taxes


      Deferred federal income taxes reflect the net tax effects of (i) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (ii) operating and capital losses. Significant components of the deferred tax liabilities and assets as of December 31, 1997 and December 31, 1996 were:

                                                                              December 31,
                                                                         ----------------------
                                                                            1997        1996
------------------------------------------------------------------------ ----------------------
Deferred tax liabilities:
  Real estate limited partnership                                       $   99,798   $  178,736
  Net unrealized gains on available-for-sale securities                     29,466      124,676
  Other                                                                      2,932           --
                                                                        -----------------------
    Total deferred tax liabilities                                         132,196      303,412

Deferred tax assets:
  Fixed maturities                                                          19,568       45,524
  Other investments                                                         93,789       93,789
  Fixed assets                                                              38,677       38,149
  Capital loss carryover                                                   281,842      363,267
  Other                                                                         --       31,785
                                                                        -----------------------
    Total deferred tax assets                                              433,876      572,514
  Valuation allowance for deferred tax assets                             (400,000)    (714,521)
                                                                        -----------------------
    Net deferred tax assets                                                 33,876     (142,007)
                                                                        -----------------------
  Deferred tax liabilities shown on the accompanying balance sheets     $   98,320   $  445,419
                                                                        =======================


The components of the provision for federal income tax expense consist of the following:


                                          Year Ended December 31,
                                     --------------------------------
                                        1997         1996       1995
                                     --------------------------------

Current                              $ 182,426    $227,617   $214,110
Deferred                              (162,627)    178,606    295,464
                                     --------------------------------
Total federal income tax expense     $   19,799   $406,223   $509,574
                                     ================================


      Current and deferred federal income tax expenses for the seven months ended December 31, 1995 were $233,870 and $288,464, respectively. For the five months ended May 31, 1995 the current tax benefit was $19,760 and the deferred tax expense was $7,000.


      In the event that future tax assets are recognized on deductible temporary differences for which a valuation allowance was provided at the Acquisition date, such benefits are applied to first reduce the balance of goodwill. During 1997 and 1995, goodwill was reduced by $89,262 and $189,251, respectively, as a result of realizing such benefits. No such benefits were realized in 1996. The 1997 reduction in the valuation allowance of $314,521 reduced the goodwill balance to zero.

      Federal income tax expense differs from that computed by using the federal income tax rate of 35% as shown below.


                                                                   Seven Months   Five Months
                                       Year Ended December 31,        Ended          Ended
                                    ----------------------------    December 31,     May 31,
                                      1997      1996      1995         1995          1995
                                    -------------------------------------------------------
Income tax expense (benefit) at
  statutory rate                    $ 40,070  $398,371  $450,209     $462,915     $(12,706)
Tax-exempt interest                   (5,677)   (7,283)   (7,256)      (3,350)      (3,906)
Dividend received deduction          (12,457)  (12,577)  (14,379)      (8,000)      (6,379)
Goodwill amortization                  8,342    27,938    32,287       32,287           --
Taxable proceeds from life
  insurance                               --        --    38,482       38,482           --
Other                                (10,479)     (226)   10,231           --       10,231
                                    -------------------------------------------------------
Total federal income tax
  expense (benefit)                 $ 19,799  $406,223  $509,574     $522,334     $(12,760)
                                    =======================================================

      The Company files a consolidated federal income tax return with its non-life insurance affiliates. Pursuant to the tax sharing agreement, the consolidated income tax liability is allocated among the companies based upon each members' proportionate share of taxable income with current credit being given for losses utilized against other members' taxable income. The allocated tax liabilities are settled timely upon the completion of the annual consolidated federal return. At December 31, 1997 and 1996, $124,435 and $213,902 were due to ARM, respectively, related to the tax sharing agreement.


7. Related Party Transactions


      For the periods presented, management and investment advisory fee expenses reflected in the accompanying financial statements represent allocations of expenses from SBM and ARM for the respective periods prior and subsequent to the Acquisition. These allocations include amounts for administrative and investment services, including use of property, equipment and facilities. The allocations are currently based on the proportion which such business and assets managed represents of all of ARM's and its subsidiaries' business activities. Prior to the Acquisition, the allocations were primarily based on the amount of time spent by SBM employees on the face-amount certificate business and on the proportion which such business represents of all of SBM's and its subsidiaries' business activities. The allocations were $246,468 for both the years ended December 31, 1997 and 1996, $151,967 and $206,519 for the seven months ended December 31, 1995 and the five months ended May 31, 1995, respectively. Management believes that the methods used to allocate such expenses are reasonable. The Company owns and pays operating expenses for a building used by SBM (prior to the Acquisition) and its affiliates.

      The Company has paid ARM Securities, an affiliate, $314,805, $263,089 and $443,579 for the years ended 1997, 1996 and 1995, respectively, for sales commissions and other issuance, underwriting, and sales expenses.


8. Shareholder's Equity and Regulatory Matters


      The Company is subject to two principal restrictions relating to its regulatory capital requirements. First, under the 1940 Act, the Company is required to establish and maintain qualified assets (as defined in Section 28(b) of the 1940 Act) having a value not less than the aggregate of certificate reserves plus $250,000 ($45.4 million and $50.4 million at December 31, 1997 and 1996, respectively). The Company had qualified assets of $60.0 million and $55.1 million at those respective dates (which excludes $0.1 million and $0.4 million, respectively, of unrealized pretax gains on fixed maturities and equity securities classified as available-for-sale).

      For purposes of determining compliance with the foregoing provisions, qualified assets are valued in accordance with District of Columbia Insurance Laws (the "D.C. Laws") as required by the 1940 Act. Qualified assets for which no provision for valuation is made in the D.C. Laws are valued in accordance with rules, regulations, or orders prescribed by the Securities and Exchange

Commission. These values are the same as the financial statement carrying values, except that for financial statement purposes, fixed maturities and equity securities classified as available-for-sale are carried at fair value. For qualified asset purposes, fixed maturities classified as available-for-sale are valued at amortized cost and equity securities are valued at cost.

      Second, the Minnesota Department of Commerce ("MDC") has historically recommended to the Company that face-amount certificate companies should maintain a ratio of shareholder's equity to total assets of a minimum of 5% based upon a valuation of available-for-sale securities at amortized cost for purposes of this calculation. Under this formula, the Company's capital ratio was 8.2% and 8.7% at December 31, 1997 and 1996, respectively. In November 1994, based on the decline in the value of the Company's investment portfolio, resulting from increasing interest rates in 1994 and the Company's decreasing liquidity resulting from reduced principal payments on the Company's collateralized mortgage obligations portfolio, the MDC recommended that the Company increase its capital level. The MDC's concern was influenced by the Company's capital ratio, calculated including the effects of unrealized investment losses. Therefore, on March 29, 1995, SBM Life, the former parent company of the Company, made a $1.5 million capital contribution to the Company.

      Pursuant to the required calculations of various states, the provisions of the certificates, depository agreements, and the 1940 Act, qualified assets of the Company were deposited with independent custodians to meet certificate liability requirements as of December 31, 1997 and 1996 as shown in the following table. Certificate loans, secured by applicable certificate reserves, are deducted from certificate reserves in computing deposit requirements.

                                                            1997         1996
                                                        ------------------------
Assets on deposit with:
  Central depositary                                    $48,664,004  $51,522,592
  State governmental authorities                            245,772      245,102
                                                        ------------------------
    Total deposits                                      $48,909,776  $51,767,694
                                                        ========================

    Required deposits (certificate reserves less
      certificate loans plus $250,000)                  $45,190,792  $50,163,018
                                                        ========================

      Assets on deposit consisted of the following at December 31:

                                                            1997         1996
                                                        ------------------------

Investment securities, at cost plus accrued interest    $48,437,784  $51,244,584
First mortgage loans                                            960        4,068
Other assets on deposit, at cost                            471,032      519,042
                                                        ------------------------
    Total deposits                                      $48,909,776  $51,767,694
                                                        ========================

Part II

Item 13  Other Expenses of Issuance and Distribution

*Fees and expenses of accountants                          $12,000
*Costs of Printing                                         $20,000
*Legal Fees                                                 $1,000
Registration Fees                                               --
Federal Taxes                                                   --
State Taxes and Fees                                            --
Trustee and Transfer Agency Fees                                --
Premium on Indemnification Policy                               --
                                                           -------

                                      Total                $33,000
                                                           =======

* Estimated

Item 14 Indemnification of Directors and Officers

Pursuant to the Company's Articles of Incorporation, the liability of the Company's directors is limited to the fullest extent permitted by applicable Minnesota law, except as prohibited by the Investment Company Act of 1940. Minnesota law allows the elimination of a director's personal liability to a corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except liability for a breach of the duty of loyalty, acts or omissions not in good faith, involving intentional misconduct or a knowing violation of law, liability for illegal distributions or liability for any transaction undertaken for improper personal benefit. Under the Investment Company Act of 1940 directors may not be protected by indemnification or other means from liability for willful misfeasance, bad faith, gross negligence or reckless disregard of their duties ("disabling conduct").

The Company's By-Laws provide for indemnification of officers and directors to the fullest extent permitted by applicable Minnesota law. Minnesota law requires indemnification as long as the party charged acted in good faith, derived no improper personal benefit, had no reasonable cause to believe his or her act was unlawful and believed the act to be in the best interest of the corporation. However, in accordance with the Company's By-Laws, such indemnification is only allowed if either a court, a majority of a quorum of non-party, non-interested directors, or an independent legal counsel affirmatively determines that the officer, director or adviser involved is not liable for any disabling conduct. In addition, the Company may not make any advances in payment for expenses incurred by officers, directors or advisers unless such a party undertakes in writing to repay any such advance and posts security for such undertaking, or if the Company's insurance would cover a default on such an undertaking, or if the majority of a quorum of non-party directors or independent legal counsel determine such advance is justified due to the officer's, director's or adviser's likely success on the merits.

Item 15 Not Applicable

Item 16(a) Exhibits

(1) Underwriting Agreement by and between the Company and ARM Securities Corporation (formerly SBM Financial Services, Inc.) dated June 14, 1995 incorporated by reference to Exhibit 1 to Form S-1 Registration Statement of SBM Certificate Company (File No. 33-38066) filed on March 5, 1996.

(3)(i) Articles of Incorporation of SBM Certificate Company incorporated by reference to Exhibit 3(i) to Form S-1 Registration Statement of SBM Certificate Company (File No. 33-38066) filed on December 4, 1990.

(3)(ii) By-Laws of SBM Certificate Company incorporated by reference to Exhibit 3(ii) to Form S-1 Registration Statement of SBM Certificate Company (File No. 33-38066) filed on December 4, 1990.

(4) Form of Series 503 Certificate incorporated by reference to SBM Certificate Company Registration Statement of Face- Amount Certificate Company on Form N-8B-4 (File No. 811-6268) filed on April 1, 1991.

(5) Opinion of John R. McGeeney (filed herewith).

(10) Material contracts

(a) Lease by and between the Company and State Bank & Trust Company of New Ulm dated August 13, 1992, incorporated by reference to Form 10-K of SBM Company (File No. 811-407) filed on March 31, 1993.

(b) Underwriting Agreement by and between the Company and ARM Securities Corporation (formerly SBM Financial Services, Inc.) dated June 14, 1995 incorporated by reference to Exhibit 1 to Form S-1 Registration Statement of SBM Certificate Company (File No. 33-38066) filed on March 5, 1996.

(c) Administrative Services Agreement by and between the Company and ARM Financial Group, Inc. dated as of June 14, 1995 incorporated by reference to
Exhibit 1 to Form S-1 Registration Statement of SBM Certificate Company (File No. 33- 38066) filed on March 5, 1996.

(d) Investment Services Agreement by and between the Company and ARM Financial Group, Inc. dated June 14, 1995 incorporated by reference to Exhibit 1 to Form S-1 Registration Statement of SBM Certificate Company (File No. 33- 38066) filed on March 5, 1996.

(e) Custody Agreement, as amended and supplemented, between the Company and First Bank National Association dated December 20, 1990, incorporated by reference to Exhibit 10(b) to Form S-1 Registration Statement of SBM Certificate Company (File No. 33-38066) filed on January 2, 1991.


(f) Form of Tax Allocation Agreement which will be entered into by and among the Company, ARM, and certain ARM subsidiaries for taxable periods beginning January 1, 1995 incorporated by reference to Exhibit 1 to Form S-1 Registration Statement of SBM Certificate Company (File No. 33-38066) filed on March 5, 1996.

(g) Policies on Asset/Liability Risk Management and Investment Management, adopted as of March 19, 1997 incorporated by reference herein to Exhibit 10(g) to Form S-1 Registration Statement of SBM Certificate Company (File No. 33-38066) filed herewith.

(h) Indemnification Agreement by and between ARM Financial Group, Inc. dated June 26, 1997 incorporated by reference herein to Exhibit 10(h) to Form S-1 Registration Statement of SBM Certificate Company (File No. 33-38066) filed herewith.

(23) Consent of Ernst & Young LLP dated February 23, 1998 (filed herewith).

(27) Financial Data Schedule - Not Applicable

Item 16(b) Financial Statement Schedules


Report of Independent Auditors


Schedule I     Investments in Securities of Unaffiliated Issuers - December
               31, 1997
Schedule V     Qualified Assets on Deposit- December 31, 1997
Schedule VI    Certificate Reserves - Year Ended December 31, 1997
Schedule XII   Valuation and Qualifying Accounts - December 31, 1997

Schedules I, V, and VI as of or for the year ended December 31, 1996 in the Company's Post Effective Amendment No. 8 to Registration Statement on Form S-1 filed February 28, 1997 (File No. 33-38066) are incorporated by reference herein.

Schedules I, III, V, and VI for the year ended December 31, 1995 in the Company's Post Effective Amendment No. 7 to Registration Statement on Form S-1 filed March 5, 1996 (File No. 33-38066) are incorporated by reference herein.




Schedules required by Article 6 of Regulation S-X for face-amount certificate companies other than those listed are omitted because they are not required, are not applicable, or equivalent information has been included in the financial statements and notes thereto, or elsewhere herein.

Item 17 Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on February 26, 1998.

SBM Certificate Company


By:/s/John R. McGeeney
----------------------------------
John R. McGeeney, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:


/s/John R. McGeeney                         02/26/98
-------------------------                   --------
John R. McGeeney                            Date
Chairman of the Board and President

Principal Financial Officer:


/s/Edward L. Zeman                          02/26/98
-------------------------                   --------
Edward L. Zeman                             Date
Executive Vice President--Chief
Financial Officer

Principal Accounting Officer:


/s/Barry G. Ward                            02/26/98
-------------------------                   --------
Barry G. Ward                               Date


Directors:


/s/Steven B. Bing                           02/26/98
-------------------------                   --------
Steven B. Bing                              Date


/s/John R. McGeeney                         02/26/98
-------------------------                   --------
John R. McGeeney                            Date


/s/Theodore S. Rosky                        02/26/98
-------------------------                   --------
Theodore S. Rosky                           Date


/s/Walter L. Sales                          02/26/98
-------------------------                   --------
Walter L. Sales                             Date

SBM Certificate Company

Index to Financial Statement Schedules


December 31, 1997


                                                                            Page
                                                                            ----


Report of Independent Auditors on Financial Statement Schedules..............S-2
Schedule I     Investments in Securities of Unaffiliated Issuers.............S-3
Schedule V     Qualified Assets on Deposit.................................. S-7
Schedule VI    Certificate Reserves......................................... S-8
Schedule XII   Valuation and Qualifying Accounts............................S-14

Schedules required by Article 6 of Regulation S-X other than those listed are omitted because they are not required, are not applicable, or equivalent information has been included in the financial statements and notes thereto, or elsewhere herein.

Report of Independent Auditors


Board of Directors
SBM Certificate Company


We have audited the financial statements of SBM Certificate Company as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated February 9, 1998 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.


In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth herein.


                                              /s/ Ernst & Young LLP

Louisville, Kentucky
February 9, 1998

Schedule I - Investments in Securities of Unaffiliated Issuers

December 31, 1997

                                                                       Principal
Name of Issuer and Title of Issue                                        Amount    Cost (a)(b)   Value (a)
-----------------------------------------------------------------------------------------------------------
FIXED MATURITIES AVAILABLE-FOR-SALE:
U.S. Treasury Securities:
  U.S. Treasury Note, 5.5%, due 11/15/1998                            $   530,000  $   531,173  $   529,422
  U.S. Treasury Note, 5.625%, due 10/31/1999                              650,000      650,495      649,389
  U.S. Treasury Note, 5.625%, due 12/31/1999                            5,000,000    4,994,141    4,997,650
  U.S. Treasury Note, 5.5%, due 4/15/2000                                 195,000      193,006      194,208
  U.S. Treasury Note, 5.625%, due 12/31/2002                            5,000,000    4,974,327    4,981,251
                                                                                   ------------------------
                                                                                    11,343,142   11,351,920

Obligations of State and Political Subdivisions:
  Belmont County, Ohio, Sanitary Sewer District #3 Waterworks
    Revenue Bonds, 4.25%, due 4/01/2004                                    30,000       28,130       29,625
  Chelan County, Washington, Public Utility District #1, Rocky Reach
    Hydroelectric Revenue Bonds, 5%, due 7/01/2013                        111,000      110,998      111,032
  Columbia, Washington, Storage Power Exchange, 3.875%, due
    4/01/2003                                                             105,000      105,000      109,305
  Douglas County, Washington, Public Utilities District #1, Wells
    Hydroelectric Revenue Bonds, 4%, due 9/01/2018                         55,000       46,144       50,399
  North Marshall, Kentucky, Water District, 5%, due 5/01/2006              30,000       28,615       29,985
  Yuba County, California, Water Agency Bonds, 4%, due 3/01/2016           75,000       68,309       69,075
                                                                                   ------------------------
                                                                                       387,196      399,421

Foreign Government:
  Korea Development Bank, 6.5%, due 11/15/2002                            450,000      450,960      401,908

Corporate Securities:
  Financial Institutions:
    Chrysler Financial Corp., 7.85%, due 10/13/1998                     1,000,000    1,011,047    1,013,920
    Ford Motor Credit Corp., 5.625%, due 1/15/1999                      1,000,000      992,085      995,220
    Goldman Sachs Group, 144A, 6.875%, due 9/15/1999                    1,000,000    1,004,680    1,015,110
    Lehman Brothers Holding, 5.75%, due 2/15/1998                       1,000,000      998,947    1,006,250
                                                                                   ------------------------
                                                                                     4,006,759    4,030,500

                                                    December 31, 1997

                                                                          Principal
                                                                          Amount or
                                                                          Number of
Name of Issuer and Title of Issue                                           Shares   Cost (a)(b)   Value (a)
------------------------------------------------------------------------------------------------------------
FIXED MATURITIES AVAILABLE-FOR-SALE (continued):
   Corporate Securities (continued):
      Public Utilities (c):
        Laclede Gas Co., Series B,  5%, due 3/31/2011                         3,000  $   54,531  $   66,750
        Nicor Inc, 5%, due 5/01/2009                                            800      31,651      33,700
                                                                                     ----------------------
                                                                                         86,182     100,450

      Tobacco Products:
        Philip Morris, 7.375%, due 2/15/1999                             $1,000,000   1,009,527   1,012,510
                                                                                     ----------------------
   TOTAL CORPORATE SECURITIES                                                         5,102,468   5,143,460

   Asset-Backed Securities:
      Auto Receivable 96-C A, 7.3%, due 5/10/2002                           651,845     650,958     648,586
      FASCO Auto Trust 96-AA, 9.504%, due 9/10/2001                         503,913     382,974     382,974
                                                                                     ----------------------
                                                                                      1,033,932   1,031,560

   Mortgage-Backed Securities:
      Blackrock Capital Finance BCF 97-R1 WAC, 6.243476%, due
        3/25/2027                                                           963,873     955,088     963,877
     Capstead Securities Corporation IV 1992-4 I, 5.957%, due 3/25/2022   3,000,000   2,940,468   2,950,290
     Countrywide Mortgage-Backed 94-14 A1, 8.22854%, due 7/25/2024          356,172     363,821     357,063
     Federal Home Loan Mortgage Corporation:
        6.7626%, due 9/15/2027                                            5,730,000   5,759,338   5,792,629
        7%, due 5/15/2024                                                 1,248,402   1,241,743   1,246,841
        7.25%, due 3/15/2022                                                179,398     179,799     181,640
     Federal National Mortgage Association:
        5.957%, due 2/25/2023                                             1,849,014   1,801,886   1,821,278
        6.6875%, due 2/18/2027                                            3,300,000   3,308,245   3,304,125
        7.5%, due 9/18/2022                                               7,177,124   7,220,428   7,112,601
        8%, due 1/18/2027                                                   775,000     777,252     812,781
        9%, due 4/01/2021                                                    43,105      45,004      46,488
     Government National Mortgage Association:
        6.5%, due 1/20/2026                                                 859,028     874,295     880,237
        11.5%, due 4/15/2013                                                  1,443       1,603       1,660
        11.5%, due 8/15/2013                                                    937       1,041       1,077

                                         December 31, 1997

                                                             Principal
                                                             Amount or
                                                             Number of
Name of Issuer and Title of Issue                              Shares    Cost (a)(b)   Value (a)
------------------------------------------------------------------------------------------------
FIXED MATURITIES AVAILABLE-FOR-SALE (continued)
   Mortgage-Backed Securities (continued):
     Government National Mortgage Association (continued):
        11.5%, due 3/15/2015                                $       526  $       585  $       608
        11.5%, due 5/15/2015                                        644          716          746
     Headlands Mortgage Securities, Inc. 1997-5 AI7,
        7.25%, due 11/25/2027                                 1,800,000    1,813,432    1,812,660
                                                                         ------------------------
                                                                          27,284,744   27,286,601
                                                                         ------------------------

TOTAL FIXED MATURITIES AVAILABLE-FOR-SALE                                 45,602,442   45,614,870

EQUITY SECURITIES:
   Industrial:
     Aluminum Co of America (d)                                     200       11,200       14,313
     LTV Corporation (e)                                            180        2,520        1,777
                                                                         ------------------------
                                                                              13,720       16,090

   Public Utilities:
     Carolina Power & Light                                         500       31,782       38,750
     Connecticut Light and Power Co.                                400       10,050        9,276
     Duquesne Light Co.                                             400       10,800       14,200
     Entergy Louisiana, Inc.                                        500       31,852       35,900
     Entergy New Orleans, Inc.                                      600       31,902       35,982
     GTE Fla Inc.                                                 1,500       25,875       33,188
     Illinois Power Co.                                             600       16,050       22,575
     Kansas City Power and Light Co.                                200       11,586       11,638
     Midamerican Energy Co.                                         600       34,200       42,300
     Pacificorp                                                     500       30,604       34,995
     Pennsylvania Power Co.                                         200        8,838       12,026
     Public Service Company of  Colorado                            600       37,214       43,314
     San Diego Gas & Electric Co, 4.40%                           4,000       46,000       62,000
                                                                         ------------------------
                                                                             326,753      396,144
                                                                         ------------------------

TOTAL EQUITY SECURITIES                                                      340,473      412,234
                                                                         ------------------------
TOTAL INVESTMENTS IN SECURITIES OF UNAFFILIATED ISSUERS                  $45,942,915  $46,027,104
                                                                         ========================

   Schedule I - Investments in Securities of Unaffiliated Issuers (continued)

                                December 31, 1997


(a) See Note 1 to the financial statements regarding the determination of cost and fair value.

(b) The aggregate cost of investments in securities of unaffiliated issuers for federal income tax purposes was $46,273,807 at December 31, 1997.

(c)  These securities are redeemable preferred stocks.

(d)  This security is a non-redeemable preferred stock.

(e)  This security is a common stock and is non-income producing.

                    Schedule V -- Qualified Assets on Deposit


                                December 31, 1997

                                                                   First
                                                                 Mortgages
                                                                 and Other
                                                                First Liens
                                                 Investments         on
Name of Depositary                       Cash   in Securities   Real Estate       Other          Total
---------------------------------------------------------------------------------------------------------
State governmental authorities:
   Securities Department
      of Illinois                       $  --    $   245,772    $        --    $        --    $   245,772
Central depositary:
   First Trust, National Association       --     48,192,012            960        471,032     48,664,004
                                        -----------------------------------------------------------------

Total qualified assets on deposit       $  --    $48,437,784    $       960    $   471,032    $48,909,776
                                        =================================================================

                       Schedule VI -- Certificate Reserves
                            Part I-Summary of Changes


                          Year Ended December 31, 1997

                                                     Balance at Beginning of Year                       Additions
                                                 -------------------------------------  ------------------------------------------
                                                                            Reserves
                                                 Number of                (including                      Reserve
                                                 Accounts                   advance                       Payments      Charged
                                                    with    Amount of      payments)                         by         to Other
                                   Yield         Security    Maturity     with Accrued     Charged      Certificate     Accounts
         Description              Percent         Holders      Value        Interest      to Income       Holders         (a)
--------------------------------------------------------------------------------------  ------------------------------------------
Reserves to mature,
   installment certificates:
      Series 120                   2.75             25    $   129,000    $   479,673    $    16,886     $     4,327    $        --
      Series 215                   2.41              2          4,800          1,330            (26)             --             --
      Series 220                   2.75             18         91,000        190,785          8,896           3,322             --
      Series 315                   2.66             80        278,300        346,067         12,891          10,810             --

Single payment
   certificates:
      Series 503                   2.50          4,195     45,751,722     46,302,625      2,651,611         306,998             --

Fully paid installment
   certificates                    2.50            505      2,537,681      2,270,515        109,014                        172,252

Optional settlement
   certificates:
      Paid-Up certificates         2.50             19          9,678          9,149            250              --             --
      Annuities                    3.00             52        567,197        583,364         24,737              --         83,739

Due to unlocated
   certificate holders             None             24          2,878          2,878             --              --             --
                                              --------------------------------------    ------------------------------------------
        Total                                    4,920    $49,372,256    $50,186,386    $ 2,824,259     $   325,457    $   255,991
                                              ======================================    ==========================================

Total charged to income, per above                                                     $ 2,824,259
Less reserve recoveries from
   terminations prior to maturity                                                          (28,899)
                                                                                       -----------
Interest credited on certificate reserves,
   per statement of operations                                                         $ 2,795,360
                                                                                       ===========


Notes to Part I
(a) Transfer to/from other certificate reserves upon conversion.
(b) Direct interest payment to certificate holders.

                          Year Ended December 31, 1997

                                                         Deductions                            Balance at End of Year
                                         ------------------------------------------     ---------------------------------------
                                                                                                                     Reserves
                                                                                        Number of                   (including
                                                            Cash                         Accounts                    advance
                                                         Surrenders                        with       Amount of     payments)
                                                          Prior to                       Security      Maturity    with Accrued
Description                              Maturities       Maturity     Other (a)(b)      Holders        Value        Interest
-----------------------------------------------------------------------------------     ---------------------------------------
Reserves to mature, installment
   certificates:
      Series 120                         $        --    $    21,994    $    40,831             22    $   115,000    $   438,061
      Series 215                                  --          1,304             --             --             --             --
      Series 220                                  --         11,754          1,622             16         83,000        189,627
      Series 315                              64,272         32,329         52,278             52        180,400        220,889

Single payment certificates:
   Series 503                              5,014,960      2,431,675        281,575          3,655     40,229,971     41,533,024

Fully paid installment certificates            9,026        161,993        159,800            490      2,514,514      2,220,962

Optional settlement certificates:
   Paid-up certificates                           --             --          2,305             18          7,374          7,094
   Annuities                                 171,151          6,140             --             51        501,684        514,549

Due to unlocated certificate holders              --             --             --             24          2,878          2,878
                                         ------------------------------------------     ---------------------------------------
        Total                            $ 5,259,409    $ 2,667,189    $   538,411          4,328    $43,634,821    $45,127,084
                                         ==========================================     =======================================

            Part II - Information Regarding Installment Certificates
                           Classified by Age Groupings


                          Year Ended December 31, 1997

                                                     Balance at Beginning of Year
                                   ---------------------------------------------------------------
                                                        Number of
                                   Age Grouping In    Accounts with       Amount of      Amount of
                                        Years        Security Holders   Maturity Value   Reserves
                                   ---------------------------------------------------------------
Series:
   120                                   21                         1   $        8,000   $   8,185
                                         22                         1            3,000       3,682
                                         23                         1            6,000      12,307
                                         30                         1            5,000      12,060
                                         31                         1            6,000      14,572
                                         32                         1            6,000      15,714
                                         33                         1            3,000       8,527
                                         34                         1            6,000      18,762
                                         35                        --               --          --
                                         36                         1            5,000      19,288
                                         37                         3           26,000     106,880
                                         38                         4           17,000      72,665
                                         39                         7           30,000     136,479
                                         40                         2            8,000      39,002
      Interest reserve                                                                         303
      Accrued interest payable                                                              11,247
                                                     ---------------------------------------------
        Total                                                      25   $      129,000   $ 479,673
                                                     =============================================

Series:
   215                                    6                         2   $        4,800   $   1,271
      Interest reserve                                                                          33
      Accrued interest payable                                                                  26
                                                     ---------------------------------------------
        Total                                                       2   $        4,800   $   1,330
                                                     =============================================

            Part II - Information Regarding Installment Certificates
                     Classified by Age Groupings (continued)


                          Year Ended December 31, 1997


                                       Deductions                   Balance at end of year
                               ---------------------  -----------------------------------------------
                                                                   Number of
                                  Cash                              Accounts
                               Surrenders                 Age         with      Amount of
                                Prior to               Grouping     Security    Maturity   Amount of
                                Maturity     Other     In Years     Holders       Value    Reserves
                               ----------------------------------------------------------------------
Series:
   120                         $     --    $     --          21    $     --    $     --    $     --
                                     --          --          22           1       8,000       8,710
                                     --          --          23           2       9,000      16,494
                                     --          --          30           1       5,000      12,159
                                     --          --          31          --          --          --
                                     --          --          32           1       6,000      15,569
                                     --          --          33           1       6,000      16,727
                                     --          --          34           1       3,000       9,079
                                     --          --          35           1       6,000      19,954
                                     --          --          36          --          --          --
                                     --          --          37           2      15,000      62,183
                                 21,994          --          38           1      10,000      43,551
                                     --          --          39           3      12,000      54,458
                                     --          --          40           8      35,000     169,126
   Interest reserve                                                                             303
   Accrued interest payable                                                                   9,748
                               --------------------                --------------------------------
        Total                  $ 21,994    $     --          22                $115,000    $438,061
                               ====================                ================================

Series:
   215                         $  1,304          --           6    $     --    $     --    $     --
   Interest reserve                                                                              --
   Accrued interest payable                                                                      --
                               --------------------                --------------------------------
        Total                  $  1,304                            $     --    $     --    $     --
                               ====================                ================================

            Part II - Information Regarding Installment Certificates
                     Classified by Age Groupings (continued)

                          Year Ended December 31, 1997

                                                  Balance at Beginning of Year
                                   -------------------------------------------------------
                                                  Number of
                                                Accounts with
                                   Age Grouping   Security       Amount of       Amount of
                                     In Years      Holders     Maturity Value    Reserves
                                   --------------------------------------------- ---------
Series:
   220                                  10           1            $  4,000        $  1,552
                                        20           1              12,000          11,301
                                        21          --                  --              --
                                        26           1               4,000           6,827
                                        28           1               6,000          12,036
                                        29           7              35,000          76,544
                                        30           3              12,000          29,332
                                        31           4              18,000          47,302
                                        32          --                  --              --
      Interest reserve                                                               1,385
      Accrued interest payable                                                       4,506
                                              --------------------------------------------
        Total                                       18            $ 91,000        $190,785
                                              ============================================

Series:
   315                                   5           1            $  2,200        $    503
                                         7           1               2,200             711
                                         9           4              14,300           8,155
                                        10           2              12,100           6,457
                                        11           4              22,000          13,829
                                        12           4              14,300          10,193
                                        13           5              13,200          10,315
                                        14          14              45,100          38,582
                                        15          14              39,600          37,975
                                        16           3              13,200          16,651
                                        17           6              19,800          27,621
                                        18           2              13,200          25,551
                                        19           7              23,100          38,619
                                        20          13              44,000          81,409
      Interest reserve                                                              21,319
      Accrued interest payable                                                       8,177
                                              --------------------------------------------
        Total                                       80            $278,300        $346,067
                                              ============================================

            Part II - Information Regarding Installment Certificates
                     Classified by Age Groupings (continued)

                          Year Ended December 31, 1997

                                       Deductions                   Balance at end of year
                               --------------------     ---------------------------------------------
                                  Cash                              Number of
                               Surrenders                  Age       Accounts   Amount of
                                Prior to                Grouping       with      Maturity   Amount of
                                Maturity     Other      in Years     Security     Value     Reserves
                                                                     Holders
                               --------------------     ---------------------------------------------
Series:
   220                         $     --    $     --        10            --    $     --    $     --
                                     --          --        20            --          --          --
                                     --          --        21             1      12,000      13,638
                                     --          --        26             1       4,000       7,079
                                     --          --        28            --          --          --
                                     --          --        29             1       6,000      12,869
                                     --          --        30             8      38,000      88,898
                                 11,754          --        31             1       5,000      12,539
                                     --          --        32             4      18,000      50,280
   Interest reserve                                                                              --
   Accrued interest payable                                                                   4,324
                               --------------------                --------------------------------
      Total                    $ 11,754    $     --                     16     $ 83,000    $189,627
                               ====================                ================================

Series:                        $     --    $     --         5             1    $  2,200    $    523
   315                               --          --         7             1       2,200         741
                                  2,436          --         9            --          --          --
                                     --          --        10             3       9,900       6,842
                                     --          --        11             1       6,600       4,033
                                  1,791          --        12             4      22,000      15,499
                                     --          --        13             3      12,100       9,438
                                     --          --        14             6      15,400      13,334
                                  2,512          --        15            14      45,100      42,440
                                     --          --        16             3       6,600       7,154
                                 13,006          --        17             3      13,200      18,178
                                     --          --        18             5      22,000      39,140
                                  8,211          --        19             1       2,200       3,586
                                  4,373          --        20             7      20,900      38,258
   Interest reserve                                                                          16,565
   Accrued interest payable                                                                   5,158
                               --------------------                --------------------------------
      Total                    $ 32,329    $      0                      52    $180,400    $220,889
                               ====================                ================================

                             SBM Certificate Company

                 Schedule XII--Valuation and Qualifying Accounts

                                                                   Additions
                                                            -----------------------
                                                                         Charged to
                                                Beginning   Charged to      Other                             End of
                  Description                    of Year      Expense     Accounts           Deductions        Year
----------------------------------------------------------------------------------------------------------------------
                                                                          (In thousands)
Valuation allowance on deferred tax assets:
     Year ended December 31:
       1997                                     $ 714,521       --              --          $(314,521)(2)   $  400,000
       1996                                     $ 714,521       --              --                 --       $  714,521
       1995(3)                                                           $ 903,772(1)       $(189,251)(2)   $  714,521

(1) A valuation allowance for deferred tax assets on acquired capital losses was established in connection with ARM's acquisition of the Company.

(2) In the event that deferred tax assets are recognized on deductible temporary differences for which a valuation allowance was provided at the date of an acquisition, such benefits are applied to first reduce the balance of intangible assets related to the acquisition, and then income tax expense. As such, the Company reduced its valuation allowance with an offsetting reduction to goodwill. After goodwill was reduced to zero during 1997, the reduction in valuation allowance resulted in a reduction of income taxes.


(3) For the five months ended May 31, 1995, the valuation allowance on deferred tax assets was zero.